Exhibit 2.1

                                                               EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                             NEXTWAVE WIRELESS INC.,

                                    IPW, LLC,

                                IPWIRELESS, INC.

                                       AND

                               J. TAYLOR CRANDALL

                        AS THE STOCKHOLDER REPRESENTATIVE







                            DATED AS OF APRIL 6, 2007


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                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER, dated as of April 6, 2007 (this "AGREEMENT"), by and among NextWave Wireless Inc., a Delaware corporation ("PARENT"), IPW, LLC, a limited liability company existing under the laws of Delaware and a wholly-owned subsidiary of Parent ("MERGER SUB"), IPWireless, Inc., a Delaware corporation (the "COMPANY"), and J. Taylor Crandall as the Stockholder Representative.

                  WHEREAS, the respective Boards of Directors of Parent and the Company and the Board of Managers of Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the "MERGER"), with the Company being the surviving entity in the Merger, upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, the Merger is a deemed liquidation of the Company pursuant to Article IV, Section (B)(2)(c) of the Company's Twelfth Amended and Restated Certificate of Incorporation;

                  WHEREAS, the Board of Directors of the Company has recommended the adoption of this Agreement to the stockholders of the Company, and concurrently with the execution and delivery of this Agreement, stockholders of the Company holding shares with voting power sufficient to approve the Merger in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws have adopted this Agreement and approved the Merger;

                  WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

                  WHEREAS, it is intended that the Merger be deemed a direct taxable purchase of stock from the stockholders of the Company for United States federal income tax purposes;

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  1.1 Certain Definitions.

                  (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

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                  "2007 EARNOUT AMOUNT" means the lesser of (i) 30% of the
Booked Revenue for the TDtv Business and the Public Safety Business recorded after the date hereof but prior to the end of calendar year 2007 or (ii) $7,488,000; provided, however, that no such amounts shall become payable until the later of such time that the Company makes delivery, the customers completes satisfactory acceptance testing and the Company receives payment under the applicable orders or contracts giving rise to the Booked Revenue.

                  "2007 EARNOUT MERGER CONSIDERATION AMOUNT" means the 2007 Earnout Amount less the Employee Incentive Plan 2007 Earnout Allocation Amount less the Special Acquisition Bonus 2007 Earnout Allocation Amount.

                  "2007 EARNOUT PER SHARE AMOUNT" means the amount determined by dividing (i) the 2007 Earnout Merger Consideration Amount by (ii) the Series C-3 Shares Outstanding.

                  "2008 EARNOUT AMOUNT" means (a) zero, in the event Shipped Revenue for the TDtv Business and the Public Safety Business achieved during calendar year 2008 is less than $65,859,000 or, (b) in the event Shipped Revenue for the TDtv Business and the Public Safety Business achieved during calendar year 2008 is greater than or equal to $65,859,000, the lesser of (i) 36.8% of Shipped Revenue for the TDtv Business and the Public Safety Business in excess of $65,859,000 achieved during calendar year 2008 or (ii) $24,234,000.

                  "2008 EARNOUT MERGER CONSIDERATION AMOUNT" means the 2008 Earnout Amount less the Employee Incentive Plan 2008 Earnout Allocation Amount less the Special Acquisition Bonus 2008 Earnout Allocation Amount.

                  "2008 EARNOUT PER SHARE AMOUNT" means the amount determined by dividing (i) the 2008 Earnout Merger Consideration Amount by (ii) the Series C-3 Shares Outstanding.

                  "2009 EARNOUT AMOUNT" means (a) zero, in the event Shipped Revenue for the TDtv Business and the Public Safety Business achieved during calendar year 2009 is less than $144,793,000 or, (b) in the event Shipped Revenue for the TDtv Business and the Public Safety Business achieved during calendar year 2009 is greater than or equal to $144,793,000, the lesser of (i) 36.8% of Shipped Revenue for the TDtv Business and the Public Safety Business in excess of $144,793,000 achieved during calendar year 2009 or (ii) $53,279,000.

                  "2009 EARNOUT MERGER CONSIDERATION AMOUNT" means the 2009 Earnout Amount less the Employee Incentive Plan 2009 Earnout Allocation Amount less the Special Acquisition Bonus 2009 Earnout Allocation Amount.


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                  "2009 EARNOUT PER SHARE AMOUNT" means the amount determined by dividing (i) the 2009 Earnout Merger Consideration Amount by (ii) the Series C-3 Shares Outstanding.

                  "ADDITIONAL CONSIDERATION PER SHARE AMOUNT" means the amount determined by dividing (i) the Additional Merger Consideration Amount by (ii) the Series C-3 Shares Outstanding.

                  "ADDITIONAL ESCROW AMOUNT" means $21,000,000, which shall be represented by a combination of (a) cash and (b) validly issued, fully paid and nonassessable shares of Parent Common Stock, as set forth in Section 3.1(k); provided that $6,000,000 of such amount shall exclusively be available to cover Intellectual Property Payments pursuant to Section 9.2 (the "IP ESCROW").

                  "ADDITIONAL MERGER CONSIDERATION AMOUNT" means the Additional Total Consideration less the Employee Incentive Plan Additional Allocation Amount less the Special Acquisition Bonus Additional Allocation Amount.

                  "ADDITIONAL TOTAL CONSIDERATION" means an amount equal to (a) $50,000,000, in the event the Northrop Grumman Shipped Revenue is greater than or equal to $35,000,000, or (b) $50,000,000 times a fraction, the numerator of which is the Northrop Grumman Shipped Revenue and the denominator of which is $35,000,000, in the event the Northrop Grumman Shipped Revenue is less than $35,000,000, in each such case less the Additional Escrow Amount if the Additional Total Consideration is paid prior to the Expiration Date.

                  "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

                  "AFFILIATED GROUP" means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under state, local or foreign Law.

                  "ALLOCATIONS SPREADSHEET" means the spreadsheet prepared by the Company and provided to Parent within three (3) Business Days of the date hereof that sets forth: (i) for each Plan Participant, the portion of the Employee Incentive Plan Payments he or she is entitled to receive under the terms of the Employee Incentive Plan and this Agreement, together with such Plan Participant's contributions to the Escrow Fund based on his, her or its Pro Rata Portion; (ii) for each holder of Preferred Stock, the portion of the Initial Merger Consideration Amount he, she or it is entitled to receive under the terms of this Agreement (including the cash component of the Initial Merger Consideration Amount), together with each Participating Stockholder's contributions to the Escrow Fund based on his, her or its Pro Rata Portion, and


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(iii) for each Bonus Participant, the portion of the Special Acquisition Bonus
Initial Allocation Amount he or she is entitled to receive under the terms of the Special Acquisition Bonus, together with such participant's contribution to the Escrow Fund based on his, her or its Pro Rata Portion. In the event of any conflict between the final Allocations Spreadsheet delivered at Closing and the terms of this Agreement that allocate the amounts listed in clauses (i), (ii) and (iii) in the preceding sentence, the Allocations Spreadsheet shall govern, and further, in order to comply with applicable securities Laws, Parent may pay cash to any Person in lieu of shares of Parent Common Stock.

                  "AVERAGE PARENT STOCK PRICE" means an amount equal to the average of the per share closing price of Parent Common Stock on the NASDAQ Global Market (as reported by Bloomberg, or, if not reported thereby, any other authoritative source) for the 30 consecutive trading days ending with the third trading day immediately preceding: (i) the Closing Date, in the case of the Initial Merger Consideration Amount, the Employee Incentive Plan Initial Allocation Amount and the Special Acquisition Bonus Initial Allocation Amount;
(ii) the actual payment date, in the case of the Additional Merger Consideration Amount, the 2007 Earnout Merger Consideration Amount, the Special Acquisition Bonus 2007 Earnout Allocation Amount, the 2008 Earnout Merger Consideration Amount, the Special Acquisition Bonus 2008 Earnout Allocation Amount, the 2009 Earnout Merger Consideration Amount, the Special Acquisition Bonus 2009 Earnout Allocation Amount, the Employee Incentive Plan Initial Allocation Stock Amount, the Employee Incentive Plan Additional Allocation Amount, the Special Acquisition Bonus Additional Allocation Amount, the Employee Incentive Plan 2007 Earnout Allocation Amount, the Employee Incentive Plan 2008 Earnout Allocation Amount and the Employee Incentive Plan 2009 Earnout Allocation Amount; or (iii) the date of the Officer's Certificate, in connection with Section 9.3(b).

                  "BONUS PARTICIPANT" means Jon Beizer as a participant in the Special Acquisition Bonus.

                  "BOOKED REVENUE" means (i) amounts payable pursuant to purchase orders placed by customers after the date hereof and prior to December 31, 2007 in connection with the Public Safety Business or the TDtv Business,
(ii) up-front or fixed license fees payable to the Company in connection with licenses granted to third parties after the date hereof and prior to December 31, 2007 that enable such third parties to engage in the Public Safety Business or the TDtv Business, and (iii) proceeds from the sale of the Public Safety Business or TDtv Business, where the agreement for such sale was entered into after the date hereof and prior to December 31, 2007; provided, however, that Booked Revenue shall exclude nonrecurring engineering expense payments associated with the TDtv business, as well as amounts payable in connection with the Company's Northrop Grumman purchase order number PG10452, dated October 16, 2006 - October 24, 2006, and any replacements, extensions or modifications of such purchase order; and provided further that any new business or increase to the size of such purchase order shall constitute Booked Revenue. Booked Revenue shall include Booked Revenue of the Company, the Successor Corporation or any successor to the relevant Public Safety Business or TDtv Business, so long as such business is owned by Parent or any affiliate of Parent, plus (i) Booked


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Revenue of licensees of the Company who are licensees of the Company as of the date hereof, (ii) Booked Revenue of licensees of the Company who become licensees of the Company after the date hereof but prior to Closing (provided that Parent has consented thereto), and (iii) Booked Revenue of licensees of the Successor Corporation (or any successor to the relevant Public Safety Business or TDtv Business so long as such business is owned by Parent or any affiliate of Parent) who become licensees after the Closing; provided that Booked Revenue of any of such licensees shall only include the portion of the amount payable that is used to determine the royalty or license fee that the licensee pays to the Company. No amounts included in Booked Revenue shall be included in Shipped Revenue.

                  "BUSINESS DAY" means any day of the year on which national banking institutions in California and New York are open to the public for conducting business and are not required or authorized to close.

                  "CASH CAP" means $25,000,000 in cash.

                  "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

                  "COMMON STOCK" means the Common Stock of the Company, par value $0.001 per share.

                  "COMPANY STOCK OPTION" means each option to purchase shares of Common Stock or other right to receive shares of Common Stock granted under the IPWireless, Inc. 1999 Stock Plan.

                  "COMPANY STOCKHOLDERS" means the holders of any shares of Common Stock or Preferred Stock issued and outstanding immediately prior to the Effective Time, after giving effect to any conversions, if any, of Preferred Stock or Convertible Notes at or prior to the Effective Time and any option or warrant exercises, if any, at or prior to the Effective Time.

                  "CONTRACT" means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other legally binding arrangement or agreement, whether written or oral.

                  "CONVERTIBLE NOTES" means the convertible notes issued in connection with the Convertible Note and Warrant Purchase Agreement, dated September 26, 2006.

                  "DISCLOSURE LETTER" means the Disclosure Letter of the Company, as delivered in connection with this Agreement.

                  "EARNOUT AMOUNT" means the 2007 Earnout Amount, the 2008 Earnout Amount, or the 2009 Earnout Amount, as applicable.


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                  "EARNOUT MERGER CONSIDERATION AMOUNT" means the 2007 Earnout
Merger Consideration Amount, the 2008 Earnout Merger Consideration Amount or the 2009 Earnout Merger Consideration Amount, as applicable.

                  "EMPLOYEE INCENTIVE PLAN" means the IPWireless, Inc. Employee Incentive Plan, as the same may be amended from time to time in accordance with the terms of this Agreement.

                  "EMPLOYEE INCENTIVE PLAN 2007 EARNOUT ALLOCATION AMOUNT" means the Adjusted Aggregate Plan Amount (as such term is defined in the Employee Incentive Plan) payable (if any) pursuant to the Employee Incentive Plan as a result of the payment of the 2007 Earnout Amount.

                  "EMPLOYEE INCENTIVE PLAN EARNOUT ALLOCATION AMOUNT" means the 2007 Employee Incentive Plan Earnout Allocation Amount, the 2008 Employee Incentive Plan Earnout Allocation Amount, or the 2009 Employee Incentive Plan Earnout Allocation Amount, as applicable.
                  "EMPLOYEE INCENTIVE PLAN 2008 EARNOUT ALLOCATION AMOUNT" means the Adjusted Aggregate Plan Amount payable (if any) pursuant to the Employee Incentive Plan as a result of the payment of the 2008 Earnout Amount.

                  "EMPLOYEE INCENTIVE PLAN 2009 EARNOUT ALLOCATION AMOUNT" means the Adjusted Aggregate Plan Amount payable (if any) pursuant to the Employee Incentive Plan as a result of the payment of the 2009 Earnout Amount.

                  "EMPLOYEE INCENTIVE PLAN ADDITIONAL ALLOCATION AMOUNT" means the Adjusted Aggregate Plan Amount payable pursuant to the Employee Incentive Plan as a result of the payment of the Additional Total Consideration.

                  "EMPLOYEE INCENTIVE PLAN INITIAL ALLOCATION AMOUNT" means the Adjusted Aggregate Plan Amount payable pursuant to the Employee Incentive Plan as a result of the Initial Closing Consideration.

                  "EMPLOYEE INCENTIVE PLAN PAYMENTS" means, collectively, the Employee Incentive Plan Initial Allocation Amount, the Employee Incentive Plan Additional Allocation Amount, the Employee Incentive Plan 2007 Earnout Allocation Amount, the Employee Incentive Plan 2008 Earnout Allocation Amount and the Employee Incentive Plan 2009 Earnout Allocation Amount.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ESCROW AGREEMENT" means that certain Escrow Agreement to be entered into on the Closing Date by and among Parent, the Stockholder Representative and the Escrow Agent (as therein defined), substantially in the form of Exhibit A hereto.

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                  "ESCROW AMOUNT" means the Initial Escrow Amount and the
Additional Escrow Amount.

                  "EXCHANGE AGENT" means the party reasonably acceptable to Parent and the Company selected to act as exchange agent pursuant to an Exchange Agent Agreement (or similar) to be entered into by and among Parent, the Company and the Stockholder Representative prior to the Effective Time.

                  "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

                  "GOVERNMENTAL BODY" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

                  "INDEBTEDNESS" of any Person means, without duplication, (i) the principal of and premium (if any) and prepayment penalties (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; and (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable or for which any property or asset of such Person is secured by a Lien under any legally binding obligation, including as obligor, guarantor, surety or otherwise.

                  "INDEMNIFICATION" of any Person means such indemnification rights as set forth in Article IX of this Agreement.

                  "INDEMNIFIED PARTY" means any Person entitled to exercise such indemnification rights as set forth in Article IX of this Agreement.

                  "INITIAL CASH AMOUNTS" mean the Series C-1 Cash Amount, the Series D Cash Amount, the Series C-3 Initial Cash Amount, the Employee Incentive Plan Initial Allocation Cash Amount and the Special Acquisition Bonus Initial Allocation Cash Amount.

                  "INITIAL CLOSING CONSIDERATION" means $100,000,000 (subject to adjustment, as provided in Section 3.7) less 50% of the Transaction Expenses outstanding as of the Closing in excess of $3,000,000.


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                  "INITIAL ESCROW AMOUNT" means $5,000,000 (subject to
adjustment, as provided in Section 3.7), which shall be represented by a combination of (a) cash and (b) validly issued, fully paid and nonassessable shares of Parent Common Stock, as set forth in Section 3.1(k).

                  "INITIAL MERGER CONSIDERATION AMOUNT" means the sum of the Series C-1 Cash Amount plus the Series C-3 Initial Total Amount plus the Series D Total Amount.

                  "INTELLECTUAL PROPERTY" means any rights available with respect to the Technology under patent, copyright, trade secret or trademark law or any other statutory provision or common law doctrine, and also domain names.

                  "INTELLECTUAL PROPERTY PAYMENTS" means royalty payments in respect of the usage of third party Intellectual Property rights incorporated in any Company products shipped on or prior to the Closing Date, but excluding any Company products shipped thereafter, pursuant to a license or other agreement entered into after the Closing Date, provided, however, that the royalty rate applied to Company products shipped on or prior to the Closing Date shall be the same as the rate applied to comparable Company products shipped after the Closing Date.

                  "IRS" means the United States Internal Revenue Service.

                  "KEY EMPLOYEES" means those individuals identified as key employees on Schedule 1.1 of the Company Disclosure Letter.

                  "KNOWLEDGE" means (i) with respect to the Parent, the actual knowledge of the individual(s) listed on Schedule 1.1 and such knowledge as would reasonably be expected to be known by such individuals in the ordinary and usual course of the performance of their professional responsibilities, and (ii) with respect to the Company, the actual knowledge of the individuals listed on
Schedule 1.1 and such knowledge as would reasonably be expected to be known by such individual(s) in the ordinary and usual course of the performance of their professional responsibilities.

                  "LAW" means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

                  "LEGAL PROCEEDING" means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Body.

                  "LIABILITY" means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or


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unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise).

                  "LIEN" means any lien, mortgage, encumbrance, security interest, claim, lease, charge, or pledge that is not a Permitted Exception.

                  "LOSSES" means any and all damages, losses, Liabilities, Taxes and Tax Losses (including any Taxes incurred or resulting from receipt of a payment in respect of an indemnifiable Loss but reduced by any Tax benefit actually realized and utilized by the end of the taxable year in which payment in respect of the indemnifiable Loss is received, determined using a "with and without" approach), obligations, costs and expenses, and any and all claims, demands or suits (by any Person, including any Governmental Body), including the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys' and other advisors' fees, costs and expenses incurred in connection therewith; provided, that Losses shall not include any accounts payable of the Company and Company Subsidiaries recorded on the Closing Statement.

                  "MANAGEMENT TEAM" means William Jones, Malcolm Gordon, Roger Nichol, Alan E. Jones, Roger Quayle, Jon Beizer, Thierry Maupile, Dan Burke, Jon Hambidge and John Lockton.

                  "MATERIAL ADVERSE EFFECT" means, with respect to any party, any condition, change, situation or set of circumstances that has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, properties, liabilities, financial condition, operations, or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) the ability of such party to consummate the Merger and the other transactions contemplated by this Agreement or perform its material obligations under this Agreement or the Company Documents, if applicable; provided, however, that a Material Adverse Effect shall not include any condition, change, situation or set of circumstances or effect relating to (A) the impact on the Company's customers, suppliers, distributors or employees relating to public announcement of this Agreement or the transactions contemplated hereby, (B) any actions required to be taken in compliance with the terms of this Agreement, (C) any change in Law or GAAP applicable or potentially applicable generally to the wireless communications industries in which the party or its Subsidiaries operate, (D) changes generally affecting the wireless communications industries in which the party or its Subsidiaries operate (except with respect to changes that disproportionately affect the party or its Subsidiaries relative to other participants in the industries in which the party and its Subsidiaries operate),
(E) changes in economic conditions (including changes in the prevailing interest rates) in the United States or the United Kingdom (except with respect to changes that disproportionately affect the party or its Subsidiaries relative to other participants in the wireless communications industries in which the party and its Subsidiaries operate) or (F) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or any hurricane or other natural disaster that does not disproportionately affect the party or its


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Subsidiaries relative to other participants in the wireless communications industries in which the party and its Subsidiaries operate.

                  "MERGER CONSIDERATION PAYMENTS" means, collectively, the payment of the Initial Merger Consideration Amount, the Additional Merger Consideration Amount, the 2007 Earnout Merger Consideration Amount, the 2008 Earnout Merger Consideration Amount and the 2009 Earnout Merger Consideration Amount.

                  "NEW YORK PUBLIC SAFETY PROJECT" means the creation and maintenance of a city-wide mobile wireless broadband network in New York City that will be used by public safety workers for communication and response services.

                  "NORTHROP GRUMMAN SHIPPED REVENUE" means the amount of payment received by the Company and its Subsidiaries from Northrop Grumman or its Affiliates on or prior to June 30, 2008 (i) in connection with product sales by the Company for the New York Public Safety Project for which the product has been delivered by the Company (it being understood that if delivery and payment occur at different times, Northrop Grumman Shipped Revenue shall be deemed to occur at the time that the later of delivery or payment occur), or (ii) for software maintenance.

                  "ORDER" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

                  "ORDINARY COURSE OF BUSINESS" means the ordinary and usual course of day-to-day operations of the business of the Company and the Company Subsidiaries through the date of this Agreement consistent with past practice.

                  "PARENT COMMON STOCK" means the common stock, par value $0.001 per share, of Parent.

                  "PARTICIPATING STOCKHOLDERS" shall mean the holders of Series C-3 Preferred Stock, and to the extent that the portion of the Initial Closing Consideration received by holders of the Series C-3 Preferred Stock is inadequate to fund the Initial Escrow Amount, the holders of the Series D Preferred Stock.

                  "PERMITS" means any approvals, authorizations, consents, licenses, permits or certificates granted or issued by a Governmental Body.

                  "PERMITTED EXCEPTIONS" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Parent; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided that adequate reserves have been set aside on the books and records of the Company or the Company Subsidiaries in accordance with GAAP; (iii) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the Ordinary Course of Business that are not material to


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the business, operations and financial condition of the assets of the Company so encumbered; (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated by the Company; (v) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements;
(vi) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable Law; (vii) liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (viii) liens in favor of other financial institutions arising in connection with the Company's deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like; and
(ix) liens granted in the Ordinary Course of Business to, or accounts receivable assigned to in the Ordinary Course of Business, the Company's contract manufacturing partners.

                  "PERSON" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

                  "PRE-CLOSING TAX PERIOD" means any taxable year or period (or portion thereof) that ends on or before the Closing Date.

                  "PREFERRED STOCK" means, collectively, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series C-3 Preferred Stock, Series C-4 Preferred Stock, and Series D Preferred Stock of the Company.

                  "PRIME RATE" means the Prime Rate as published in the Wall Street Journal on the applicable measurement date.

                  "PRO RATA PORTION" means, (a) with respect to the Initial Escrow Amount, (x) for each Participating Stockholder, the ratio of (i) the amount of the Series C-3 Initial Total Amount to which such Person is entitled pursuant to Section 3.1 over (ii) the Series C-3 Initial Total Amount (and if the holders of the Series D Preferred Stock are required to fund a portion of the Initial Escrow Amount, the ratio of (A) the amount of the Series D Total Amount which such holder is entitled pursuant to Section 3.1 over (B) the Series D Total Amount), (y) for each Plan Participant, such Plan Participant's pro rata share (based on Participant Shares held under the Employee Incentive Plan) of $150,000, and (z) for the Bonus Participant, the amount by which the Special Acquisition Bonus would be reduced as a result of reducing the Initial Closing Consideration by $5,000,000, and (b) with respect to the Additional Escrow Amount, for each Participating Stockholder, Plan Participant and Bonus Participant, the ratio of (i) the amount of Additional Total Consideration to which such Person is entitled pursuant to Section 3.1 over (ii) the Additional Total Consideration.

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                  "PROJECTED WORKING CAPITAL" means the Company's projected
Working Capital as at various dates, as set forth in Exhibit H hereto. If the Closing Date occurs between one of the dates listed in Exhibit H, the applicable Projected Working Capital shall be determined by linear interpolation (ignoring days other than Business Days).

                  "PUBLIC SAFETY ACTIVITIES" means the planning, funding, preparation and training for, and/or provision of activities, goods, and/or services that are predominantly and traditionally understood to be within the scope of governmental functions relating to the health or safety of members of the public or to the protection or preservation of public or private properties or resources, such as, without limitation: (a) any and all activities of all branches of organized governmental military forces and government security organizations (such as the United States Central Intelligence Agency), including the deployment, operation and maintenance of communications systems at army, navy and air force military bases; (b) prevention of, and reaction to, epidemics or other threats to public health; and (c) protecting and promoting public safety through police, fire departments, emergency medical services, disaster assistance, emergency food aid, or the provision of emergency shelter, whether such activities, goods, or services are engaged in or provided by governments or their agencies or (except with respect to clause (a) above) by non-profit civilian agencies in the substantial absence of, or as a supplement to, governments capable of doing so.

                  "PUBLIC SAFETY BUSINESS" means the business of licensing, selling, offering for sale, marketing, developing, installing and/or maintaining any application or implementation of TD-CDMA-based wireless system(s) for use in the course of or in support of Public Safety Activities, including the sale or license of infrastructure, chipsets, devices, modules, Software, Intellectual Property or other components. Public Safety Business shall also include such business activities in connection with quasi-commercial applications conducted through or in partnership with companies whose primary business is defense and/or government contracting, including without limitation Northrop Grumman, Lockheed Martin, General Dynamics, EADS and Singapore Technologies; such business activities may include but are not limited to aeronautical, public transportation and satellite applications.

                  "RECEIVABLES" means any and all accounts receivable, notes and other amounts receivable from third parties by the Company or any of the Company Subsidiaries.

                  "SERIES A PREFERRED STOCK" means the Series A Preferred Stock of the Company, par value $0.001 per share.

                  "SERIES B PREFERRED STOCK" means the Series B Preferred Stock of the Company, par value $0.001 per share.

                  "SERIES C-1 PREFERRED STOCK" means the Series C-1 Preferred Stock of the Company, par value $0.001 per share.

                  "SERIES C-1 CASH AMOUNT" means the cash amount determined by dividing (a) the value of the Series C-1 "Remaining Current Dividend" as defined in the Company Certificate of Incorporation by (b) the Series C-1 Shares Outstanding.

                  "SERIES C-1 SHARES OUTSTANDING" means the number of shares of Series C-1 Preferred Stock outstanding immediately prior to the Effective Time.

                  "SERIES C-3 PREFERRED STOCK" means the Series C-3 Preferred Stock of the Company, par value $0.001 per share.

                  "SERIES C-3 INITIAL CASH AMOUNT" means the cash amount determined by dividing (a) 25% of the Series C-3 Initial Total Amount by (b) the Series C-3 Shares Outstanding; provided, however, if any portion of the Series C-3 Initial Cash Amount would exceed the Cash Cap, taking into account all other cash amounts to be paid by Parent to the Company Stockholders, Plan Participants and Bonus Participant as of the Effective Time, such portion shall be paid in shares of Parent Common Stock equal to the amount of the excess attributable to the Series C-3 Initial Cash Amount divided by the Average Parent Stock Price.

                  "SERIES C-3 INITIAL STOCK AMOUNT" means the number of shares of Parent Common Stock determined by dividing (a) the quotient determined by dividing (1) 75% of the Series C-3 Initial Total Amount by (2) the Average Parent Stock Price by (b) the Series C-3 Shares Outstanding.

                  "SERIES C-3 INITIAL TOTAL AMOUNT" means the Initial Closing Consideration less the Employee Incentive Plan Initial Allocation Amount less the Series C-1 Cash Amount less the Series D Total Amount and less the Special Acquisition Bonus Initial Allocation Amount.

                  "SERIES C-3 SHARES OUTSTANDING" means the number of shares of Series C-3 Preferred Stock outstanding immediately prior to the Effective Time.

                  "SERIES C-4 PREFERRED STOCK" means the Series C-4 Preferred Stock of the Company, par value $0.001 per share.

                  "SERIES D PREFERRED STOCK" means the Series D Preferred Stock of the Company, par value $0.001 per share.

                  "SERIES D CASH AMOUNT" means the cash amount determined by dividing (a) 25% of the Series D Total Amount by (b) the Series D Shares Outstanding; provided, however, if any portion of the Series D Cash Amount would exceed the Cash Cap, taking into account all other cash amounts to be paid by Parent to the Company Stockholders, Plan Participants and Bonus Participant as of the Effective Time, such portion shall be paid in shares of Parent Common Stock equal to the amount of the excess attributable to the Series D Cash Amount divided by the Average Parent Stock Price.

                  "SERIES D SHARES OUTSTANDING" means the number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time (after giving effect to the automatic conversion of the Convertible Notes into shares of Series D Preferred Stock and the exercise of warrants to purchase Series D Preferred Stock).

                  "SERIES D STOCK AMOUNT" means the number of shares of Parent Common Stock determined by dividing (a) the quotient determined by dividing (1) 75% of the Series D Total Amount by (2) the Average Parent Stock Price by (b) the Series D Shares Outstanding.

                  "SERIES D TOTAL AMOUNT" means the product of (a) $2.86750 times (b) the Series D Shares Outstanding, provided that such amount shall not exceed the Initial Closing Consideration less the Series C-1 Cash Amount, less the Employee Incentive Plan Initial Allocation Amount, less the Special Acquisition Bonus Initial Allocation Amount.

                  "SHIPPED REVENUE" means (i) the amount of payment received in connection with product sales by the Company for which the product has been delivered (it being understood that if delivery and payment occur at different times, Shipped Revenue shall be deemed to occur at the time that the later of delivery or payment occur), plus (ii) fees received for software maintenance plus (iii) up-front or fixed license fees received in connection with licenses granted to third parties that enable such third parties to engage in the Public Safety Business or the TDtv Business plus (iv) proceeds from the sale of the Public Safety Business or TDtv Business; provided, however, that Shipped Revenue shall not include (a) any nonrecurring engineering expense payments or service payments made in connection with product sales, (b) amounts payable in connection with the Company's Northrop Grumman purchase order number PG10452, dated October 16, 2006 - October 24, 2006, and any replacements, extensions or modifications of such purchase order; and provided further that any new business or increase to the size of such purchase order shall constitute Booked Revenue, or (c) amounts paid or payable pursuant to Booked Revenue; and provided, further, that the amount of Shipped Revenue that is subject to holdbacks or deferred payment terms shall not be included in Shipped Revenue until the amount subject to holdback or deferred payment has been received. Shipped Revenue shall include Shipped Revenue of the Company, the Successor Corporation or any successor to the relevant Public Safety Business or TDtv Business, so long as such business is owned by Parent or any affiliate of Parent, plus (i) Shipped Revenue of licensees of the Company who are licensees of the Company as of the date hereof, (ii) Shipped Revenue of licensees of the Company who become licensees of the Company after the date hereof but prior to Closing (provided that Parent has consented thereto), and (iii) Shipped Revenue of licensees of the Successor Corporation (or any successor to the relevant Public Safety Business or TDtv Business so long as such business is owned by Parent or any affiliate of Parent) who become licensees after the Closing; provided that Shipped Revenue of any of such licensees shall only include the amount of cash received by such licensee that is used to determine the royalty or license fee that the licensee pays to the Company. If any equipment covered by Shipped Revenue has been delivered late and the Chief Executive Officer of the Surviving Corporation certifies to the Stockholder Representative that penalties or liquidated damages have been invoiced for such late delivery or have not been invoiced but are likely to be claimed, in either case in accordance with the terms of the agreement with the customer (as such terms and agreement exist on the date hereof), then Shipped Revenue shall be reduced by the penalties or liquidated damages that have been so invoiced or are so likely to be claimed; provided, however, any reduction in the Additional Total Consideration or Earnout Amounts resulting from a reduction in Shipped Revenue caused by penalties or liquidated damages that have not been invoiced but have been certified as likely to be claimed shall be placed into an escrow account acceptable to Parent and the Stockholder Representative until (i) such time that the penalties or liquidated damages are invoiced, at which time the associated amount held in escrow shall be released to Parent, (ii) such time that the penalties or liquidated damages are no longer payable by way of agreement with the customer, at which time the associated amount held in escrow shall be released to the Participating Stockholders, Plan Participants and Bonus Participant in accordance with Sections 3.3 or 3.4 below, or (iii) December 31, 2009, at which time the associated amount held in escrow shall be released to the Participating Stockholders, Plan Participants and Bonus Participant in accordance with Sections 3.3 or 3.4 below.

                  "SOFTWARE" means any and all computer programs, whether in source code or object code form, together with all related documentation.

                  "SPECIAL ACQUISITION BONUS" means the bonus described in the Amended and Restated Amendment to Offer Letter dated March 28, 2007 between the Company and Jon Beizer.

                  "SPECIAL ACQUISITION BONUS 2007 EARNOUT ALLOCATION AMOUNT" means the Special Acquisition Bonus payable (if any) as a result of the payment of the 2007 Earnout Amount.

                  "SPECIAL ACQUISITION BONUS 2008 EARNOUT ALLOCATION AMOUNT" means the Special Acquisition Bonus payable (if any) as a result of the payment of the 2008 Earnout Amount.

                  "SPECIAL ACQUISITION BONUS 2009 EARNOUT ALLOCATION AMOUNT" means the Special Acquisition Bonus payable (if any) as a result of the payment of the 2009 Earnout Amount.

                  "SPECIAL ACQUISITION BONUS ADDITIONAL ALLOCATION AMOUNT" means the Special Acquisition Bonus payable (if any) as a result of the payment of the Additional Total Consideration.

                  "SPECIAL ACQUISITION BONUS EARNOUT ALLOCATION AMOUNT" means the Special Acquisition Bonus 2007 Earnout Allocation Amount, the Special Acquisition Bonus 2008 Earnout Allocation Amount and the Special Acquisition Bonus 2009 Earnout Allocation Amount.

                  "SPECIAL ACQUISITION BONUS INITIAL ALLOCATION AMOUNT" means the Special Acquisition Bonus payable (if any) as a result of the payment of the Initial Closing Consideration.

                  "SPECIAL ACQUISITION BONUS PAYMENTS" means, collectively, the Special Acquisition Bonus Initial Allocation Amount, the Special Acquisition Bonus Additional Allocation Amount, the Special Acquisition Bonus 2007 Earnout Allocation Amount, the Special Acquisition Bonus 2008 Earnout Allocation Amount and the Special Acquisition Bonus 2009 Earnout Allocation Amount.

                  "STRADDLE PERIOD" means any taxable year or period that includes, but does not end on, the Closing Date.

                  "SUBSIDIARY" means any Person of which any other Person directly or indirectly owns voting securities, other voting rights or voting partnership interests which are sufficient to elect at least a majority of such first Person's board of directors or other governing body (or, if there are no such voting interests, the second Person directly or indirectly owns 50% or more of the equity interests of such first Person).

                  "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from any Person or "group" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act")), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and the Company Subsidiaries (including securities of Subsidiaries) equal to 10% or more of the Company's consolidated assets or to which 10% or more of the Company's revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 10% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 10% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries; in each case, other than the transactions contemplated by this Agreement.

                  "TAX RETURN" means any return, report or statement required to be filed with respect to any Tax (including any schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of the Company Subsidiaries, or any of their Affiliates.

                  "TAXES" means (i) all federal, state, local or foreign taxes, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, national insurance or health, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees and charges in the nature of taxes, imposts, levies, assessments and other taxes of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and
(iii) any liability in respect of any items described in clauses (i) and/or (ii) payable by reason of Contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

                  "TAXING AUTHORITY" means the IRS and any other Governmental Body responsible for the administration of any Tax.

                  "TDTV BUSINESS" means the business of licensing, selling, offering for sale, marketing, developing, installing and/or maintaining any application or implementation of a wireless system for use in the delivery of broadcast or multicast services, including the sale or license of infrastructure, chipsets, devices, modules, Software, Intellectual Property or other components.

                  "TECHNOLOGY" means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, Software, programs, subroutines, tools, inventions, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, maintenance or modification of any of the foregoing.

                  "T-MOBILE AGREEMENTS" means the following agreements between the Company and T-Mobile, as such agreements are in effect as of the date of this Agreement: (i) a Frame Agreement on Terms and Conditions for the Supply of Equipment dated May 20, 2004, as amended by that Amendment 1 to Frame Agreement on Terms and Conditions for the Supply of Equipment dated June 29, 2006, Amendment 2 to Frame Agreement on Terms and Conditions for the Supply of Equipment dated August 21, 2006, Amendment 3 to Frame Agreement on Terms and Conditions for the Supply of Equipment dated October 30, 2006 and Amendment 4 to Frame Agreement on Terms and Conditions for the Supply of Equipment dated February 2007 (subject to the Clarification in relation to Amendment 4 to Frame Agreement on Terms and Conditions for the Supply of Equipment dated February
2007) and (ii) a Frame Agreement for the Supply of Equipment dated May 20, 2005, as amended by that Amendment 1 to Frame Agreement for the Supply of Equipment dated July 1, 2005 and Amendment 2 to Frame Agreement for the Supply of Equipment dated October 30, 2006.

                  "T-MOBILE" means T-Mobile Czech Republic a.s. or its Affiliates.

                  "TRANSACTION EXPENSES" means all costs, fees or other expenses incurred by the Company or the Company Subsidiaries on or prior to the Closing Date in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, whenever incurred by the Company or the Company Subsidiaries on or prior to the Closing Date, including all such costs, fees and expenses of counsel, advisors, brokers, finders and investment bankers, auditors and accountants and any bonus payments, severance payments, retention payments or other amounts payable to employees in regard to such contemplated transaction or the Merger hereunder (other than payments under the Employee Incentive Plan or the Special Acquisition Bonus, which shall be excluded from calculating Transaction Expenses); provided, however, that only audit fees in excess of $150,000 incurred by the Company in connection with the audit of its 2006 Financial Statements shall be included in Transaction Expenses.

                  "TREASURY REGULATIONS" means the regulations promulgated under the Code.

                  (b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term                                                    Section
----                                                    -------

Agreement                                               Preamble
Balance Sheet                                           5.7
Balance Sheet Date                                      5.7
Certificate                                             3.5(a)
Certificate of Merger                                   2.3
Closing                                                 2.2
Closing Date                                            2.2
Closing Working Capital                                 3.7(b)
Closing Statement                                       3.7(b)
COBRA                                                   5.16(d)
Common Stock                                            3.1
Company                                                 Preamble
Company Documents                                       5.2(a)
Company Material Adverse Effect                         5.1
Company Plans                                           5.16(a)
Company Stock                                           5.4(a)
Company Subsidiary                                      5.5
Confidentiality Agreement                               7.9
Deductible                                              9.2
Dispute Notice                                          3.7(c)
Dissenting Shares                                       3.6(a)
DGCL                                                    2.1
Earnout Period                                          7.19
Effective Time                                          2.3
Employees                                               5.16(a)
End Date                                                4.1(a)
Environmental Laws                                      5.23(a)

Term                                                    Section
----                                                    -------

ERISA Affiliate                                         5.16(a)
Escrow Agent                                            3.1(k)
Escrow Fund                                             3.1(k)
Escrow Period                                           9.3(b)
Estimated Working Capital                               3.7(a)
Excess Shares                                           3.6(b)
Expiration Date                                         9.1(a)
EU                                                      5.23(b)
Final Closing Working Capital                           3.7(f)
Financial Statements                                    5.7
Foreign Antitrust Laws                                  5.3(b)
Foreign Plan                                            5.16(g)
Group Relief                                            5.10(hh)
HSR Act                                                 5.3(b)
Independent Accountant                                  3.7(d)
Information Statement                                   7.17
IPWireless Stock Bonus Plan                             7.11(c)
Material Contracts                                      5.14
Merger                                                  Recitals
Merger Sub                                              Preamble
Merger Sub LLC Interests                                3.1
Multiemployer Plan                                      5.16(b)
Non-Competition Agreement                               8.1(o)
Officer's Certificate                                   9.3(b)
Owned Registered IP                                     5.12(a)
Parent                                                  Preamble
Parent Balance Sheet                                    6.10
Parent Common Stock
Parent Disclosure Letter                                Article VI
Parent Documents                                        6.2
Parent Indemnified Parties                              9.2(a)
Parent Indemnifiable Losses                             9.2(a)
Parent Material Adverse Effect                          6.1
Parent SEC Reports                                      6.10
Parent Stock Plans                                      6.5(b)
Plan Participant                                        3.1(f)
Pre-Closing Statement                                   3.7(a)
Pre-Closing Tax Return                                  7.15(a)
Registration Statement                                  7.18
Representatives                                         7.7(a)
RoHS                                                    5.23(b)
SEC                                                     6.5(c)
Securities Act                                          5.14
Shares                                                  3.6(a)

Term                                                    Section
----                                                    -------

Stockholder Consents                                    5.2(d)
Stockholder Representative                              10.1(a)
Stockholder Representative Documents                    10.1(h)
Surviving Corporation                                   2.1
Taxes Act 1988                                          5.10(hh)
Tax Losses                                              9.5(a)
Tax Refund                                              5.10(hh)
TCGA 1992                                               5.10(cc)
Third-Party Interests                                   5.5
Title IV Plans                                          5.16(b)
United States                                           5.10(s)
Unresolved Claim                                        9.3(b)
WEEE                                                    5.23(b)
Working Capital                                         3.7(a)
VATA                                                    5.10(ee)

                  (c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided in this Agreement, for purposes of this Agreement, the following rules of interpretation shall apply:

                           (i) Calculation of Time Period. When calculating the
                  period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

                           (ii) Dollars. Any reference in this Agreement to $ or
                  dollars shall mean U.S. dollars.

                           (iii) Exhibits/Schedules. The Exhibits and Schedules
                  annexed to this Agreement, including the Company Disclosure Letter, are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

                           (iv) Gender and Number. Any reference in this
                  Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

                           (v) Headings. The provision of a Table of Contents,
                  the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified. All references in this Agreement to any "Schedule" are to schedules included in the Company Disclosure Letter.

                           (vi) Herein. The words such as "HEREIN,"
                  "HEREINAFTER," "HEREOF," and "HEREUNDER" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

                           (vii) Including. The word "INCLUDING" or any
                  variation thereof means "INCLUDING, WITHOUT LIMITATION", and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

                           (viii) The parties hereto have participated jointly
                  in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.


                                   ARTICLE II

                                   THE MERGER

                  2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the "SURVIVING Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. References to the Company following the Effective Time shall be deemed to be to the Surviving Corporation.

                  2.2 Closing. Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (or the waiver thereof by the party entitled to waive that condition), the closing of the Merger (the "CLOSING") shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York 10153 (or at such other place as the parties may designate) at 10:00 a.m. (New York time) on a date to be specified by the parties, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver of each condition to the Closing set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the "CLOSING DATE."

                  2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the "CERTIFICATE OF MERGER") executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

                  2.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

                  2.5 Certificate of Incorporation and By-laws.

                  (a) The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit B and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

                  (b) The bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

                  2.6 Directors. The managers of Merger Sub immediately prior to the Effective Time, shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.

                  2.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.

                                   ARTICLE III

                           EFFECT OF THE MERGER ON THE
                    SECURITIES OF THE COMPANY AND MERGER SUB

                  3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of (i) (A) any shares of the Company's common stock, par value $0.001 per share (the "COMMON STOCK"), or (B) any shares of Preferred Stock, or (ii) any limited liability company interests of Merger Sub ("MERGER SUB LLC INTERESTS"), the following shall occur:

                  (a) LLC Interests of Merger Sub. The Merger Sub LLC Interests issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable as a whole for 1,000 shares of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Merger Sub LLC Interests shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

                  (b) Cancellation of Treasury Stock. Each share of Common Stock and Preferred Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange thereof.

                  (c) Series C-1 Preferred Stock of the Company. Subject to Sections 3.5(f) and 9.3, each share of Series C-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of such stock to be cancelled pursuant to Section 3.1(b) and any Dissenting Shares) shall be converted into the right to receive an amount in cash, without interest, equal to the Series C-1 Cash Amount.

                  (d) Series D Preferred Stock of the Company. Subject to Sections 3.5(f), 3.5(g) and 9.3, each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of such stock to be cancelled pursuant to Section 3.1(b) and any Dissenting Shares) shall be converted into the right to receive (1) an amount in cash, without interest, equal to the Series D Cash Amount and (2) a number of shares of Parent Common Stock equal to the Series D Stock Amount.

                  (e) Series C-3 Preferred Stock of the Company. Subject to Sections 3.3, 3.5(f), 3.5(g) and 9.3, each share of Series C-3 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of such stock to be cancelled pursuant to Section 3.1(b) and any Dissenting Shares) shall be converted into the right to receive (subject to adjustment pursuant to Section 3.7):

                           (i) (1) an amount in cash, without interest, equal to
                  the Series C-3 Initial Cash Amount and (2) a number of shares of Parent Common Stock equal to the Series C-3 Initial Stock Amount; and

                           (ii) an amount equal to the 2007 Earnout Per Share
                  Amount, the 2008 Earnout Per Share Amount, the 2009 Earnout Per Share Amount and the Additional Consideration Per Share Amount, which Earnout Amounts shall be payable either in cash, without interest, or in shares of Parent Common Stock based on the applicable Average Parent Stock Price, or a combination thereof; provided, that Parent shall have the right to make such election with respect to 75% of any Earnout Amount and the Stockholder Representative shall have the right to make such election with respect to 25% of any Earnout Amount, and with respect to the Additional Consideration Per Share Amount, 100% of such amount shall be payable at the election of Parent either in cash, without interest, or in Shares of Parent Common Stock based on the applicable Average Parent Stock Price.

                  (f) Employee Incentive Plan. Subject to Sections 3.5(f), 3.5(g) and 9.3, the Employee Incentive Plan Initial Allocation Amount, the Employee Incentive Plan Additional Allocation Amount and the Employee Incentive Plan Earnout Allocation Amount shall be issued and paid to the applicable participants of the Employee Incentive Plan (the "PLAN PARTICIPANTS") as follows:

                           (i) at the Effective Time, either, or a combination
                  of, a number of shares of Parent Common Stock and cash, without interest, equal to the Employee Incentive Plan Initial Allocation Amount; provided that all Plan Participants who are not members of the Management Team shall be paid 100% cash and all members of the Management Team shall be paid in cash and/or shares of Parent Common Stock in the same proportion paid to holders of Series C-3 Preferred and Series D Preferred with respect to the Series C-3 Initial Total Amount and the Series D Total Amount, respectively;

                           (ii) at the time set forth in Section 3.3 below,
                  either, or a combination of, a number of shares of Parent Common Stock and cash, without interest, equal to the Employee Incentive Plan Additional Allocation Amount; provided that all Plan Participants who are not members of the Management Team shall be paid 100% cash and all Plan Participants who are members of the Management Team shall be paid in cash and/or shares of Parent Common Stock, in the same proportion paid to holders of Series C-3 Preferred with respect to the Additional Merger Consideration Amount;

                           (iii) within the time period set forth in Section 3.4
                  below, either, or a combination of, a number of shares of Parent Common Stock and cash, without interest, equal to the Employee Incentive Plan 2007 Earnout Allocation Amount; provided that all Plan Participants who are not members of the Management Team shall be paid 100% cash and all Plan Participants who are members of the Management Team shall be paid in cash and/or shares of Parent Common Stock, in the same proportion paid to holders of Series C-3 Preferred with respect to the 2007 Earnout Amount;

                           (iv) within the time period set forth in Section 3.4
                  below, either, or a combination of, a number of shares of Parent Common Stock and cash, without interest, equal to the Employee Incentive Plan 2008 Earnout Allocation Amount; provided that all Plan Participants who are not members of the Management Team shall be paid 100% cash and all Plan Participants who are members of the Management Team shall be paid in cash and/or shares of Parent Common Stock, in the same proportion paid to holders of Series C-3 Preferred with respect to the 2008 Earnout Amount; and

                           (v) within the time period set forth in Section 3.4
                  below, either, or a combination of, a number of shares of Parent Common Stock and cash, without interest, equal to the Employee Incentive Plan 2009 Earnout Allocation Amount; provided that all Plan Participants who are not members of the Management Team shall be paid 100% cash and all Plan Participants who are members of the Management Team shall be paid in cash and/or shares of Parent Common Stock, in the same proportion paid to holders of Series C-3 Preferred with respect to the 2009 Earnout Amount.

                  (g) Special Acquisition Bonus. Subject to Sections 3.5(f), 3.5(g) and 9.3, the Special Acquisition Bonus Initial Allocation Amount, the Special Acquisition Bonus Additional Allocation Amount and the Special Acquisition Bonus Earnout Allocation Amount shall be paid to the Bonus
Participant:

                           (i) at the Effective Time, a combination of a number
                  of shares of Parent Common Stock and cash, without interest, equal to the Special Acquisition Bonus Initial Allocation Amount, in the same proportion paid to holders of the Series C-3 Preferred and Series D Preferred with respect to the Series C-3 Initial Total Amount and the Series D Total Amount, respectively;

                           (ii) at the time set forth in Section 3.3 below,
                  either, or a combination of, a number of shares of Parent Common Stock and cash, without interest, equal to the Special Acquisition Bonus Additional Allocation Amount to be paid in cash, without interest, and/or shares of Parent Common Stock, in the same proportion paid to holders of Series C-3 Preferred with respect to the Additional Merger Consideration Amount;

                           (iii) within the time period set forth in Section 3.4
                  below, either, or a combination of, a number of shares of Parent Common Stock and cash, without interest, equal to the Special Acquisition Bonus 2007 Earnout Allocation Amount to be paid in cash and/or shares of Parent Common Stock, in the same proportion paid to holders of Series C-3 Preferred with respect to the 2007 Earnout Amount;

                           (iv) within the time period set forth in Section 3.4
                  below, either, or a combination of, a number of shares of Parent Common Stock and cash, without interest, equal to the Special Acquisition Bonus 2008 Earnout Allocation Amount to be paid in cash and/or shares of Parent Common Stock, in the same proportion paid to holders of Series C-3 Preferred with respect to the 2008 Earnout Amount; and

                           (v) within the time period set forth in Section 3.4
                  below, either, or a combination of, a number of shares of Parent Common Stock and cash, without interest, equal to the

                  Special Acquisition Bonus 2009 Earnout Allocation Amount to be paid in cash and/or shares of Parent Common Stock, in the same proportion paid to holders of Series C-3 Preferred with respect to the 2009 Earnout Amount.

                  Notwithstanding any provisions in this Agreement to the contrary, (i) the Initial Merger Consideration Amount, the Employee Incentive Plan Initial Allocation Amount and the Special Acquisition Bonus Initial Allocation Amount shall not in the aggregate exceed $100,000,000 (subject to adjustment, as provided in Section 3.7) and the amount of cash included in such amount shall not exceed $25,000,000, (ii) the amounts identified in clause (i) together with the Additional Merger Consideration Amount, the remaining Employee Incentive Plan Payments, the remaining Special Acquisition Bonus Payments, the 2007 Earnout Amount, the 2008 Earnout Amount and the 2009 Earnout Amount shall not in the aggregate exceed $235,000,000 (it being understood for purposes of calculating any of these amounts that the Parent Common Stock shall be valued using the values established at the time of issuance as provided elsewhere in this Agreement), (iii) Parent shall have no obligation to issue shares of Parent Common Stock hereunder to any Person who has not provided Parent or the Company with a duly executed accredited investor certificate in the form previously approved by Parent, and shall, in lieu thereof make payment therefor in cash,
(iv) in respect of any Earnout Amount, Parent shall not issue shares of Parent Common Stock under this Agreement if the effect of doing so would reasonably be expected to result in a violation of Nasdaq Marketplace Rule 4350(i), and shall in lieu thereof make payment therefor in cash, and (v) Parent shall have no obligation to pay cash in excess of $4,464,412 in aggregate to Plan Participants who are not members of the Management Team in connection with the Employee Incentive Plan Payments. From and after the Effective Time, Parent shall cause the Company to pay all Employee Incentive Plan Payments and Special Acquisition Bonus Payments (including by providing the Company with sufficient funds and/or shares of Parent Common Stock to make timely payment thereof).

                  (h) Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock. Each share of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of such stock to be cancelled pursuant to Section 3.1(b) and any Dissenting Shares) shall be cancelled as of the Effective Time and shall have no right to receive any portion of any payments provided for in this Agreement or other amount.

                  (i) Company Stock Options.

                           (i) All Company Stock Options will become, pursuant
                  to their respective terms, fully vested and exercisable prior to the Effective Time. Holders of the Company Stock Options shall be given the opportunity to exercise their Company Stock Options effective prior to the Effective Time. All Company Stock Options that remain unexercised and outstanding as of the Effective Time will be cancelled and null and void pursuant to their respective terms as of the Effective Time.

                           (ii) Following the Effective Time, no holder of
                  Company Stock Options, or any participant in or beneficiary of any of the Company Plans, will have any right to acquire or receive any equity securities or other interests of the Surviving Corporation or any Subsidiary thereof, or any other consideration.

                  (j) Warrants. All warrants issued by the Company that are not exercised prior to the Effective Time will terminate and expire as of the Effective Time. Prior to the Effective Time, the Company shall take all actions necessary to effectuate such termination at the Effective Time and shall deliver the cancelled warrant certificates to the Parent at the Closing.

                  (k) Escrow Fund. Notwithstanding the provisions of Sections 3.1(a)-(f), Parent shall (i) (1) at the Closing, (A) withhold from each Participating Stockholder a portion of the Initial Closing Consideration otherwise allocable to such Participating Stockholder equal to his, her or its Pro Rata Portion of the Initial Escrow Amount, (B) withhold from each Plan Participant, his, her or its Pro Rata Portion of the Initial Escrow Amount, and
(C) withhold from each Bonus Participant, his, her or its Pro Rata Portion of the Initial Escrow Amount, and (2) if Additional Total Consideration is paid prior to the Expiration Date, withhold from (A) each Participating Stockholder a portion of the Additional Escrow Amount otherwise allocable to such Participating Stockholder equal to his, her or its Pro Rata Portion of the Additional Escrow Amount, (B) withhold from each Plan Participant, his, her or its Pro Rata Portion of the Additional Escrow Amount, and (C) withhold from each Bonus Participant, his, her or its Pro Rata Portion of the Additional Escrow Amount, and (ii) cause such withheld amounts and shares to be deposited with a mutually agreed upon escrow agent (the "ESCROW AGENT"), in accordance with the terms of the Escrow Agreement and Article IX (the "ESCROW FUND"); provided, however, if Additional Total Consideration is paid after the Expiration Date and Parent has suffered Parent Indemnifiable Losses under Section 9.2 in excess of the Initial Escrow Amount, Parent shall deduct from (A) each Participating Stockholder his, her or its Pro Rata Portion of such Parent Indemnifiable Losses, not to exceed the Additional Escrow Amount otherwise allocable to such Participating Stockholder, (B) withhold from each Plan Participant, his, her or its Pro Rata Portion of such Parent Indemnifiable Losses, not to exceed the Additional Escrow Amount otherwise allocable to such Plan Participant and (C) withhold from each Bonus Participant, his, her or its Pro Rata Portion of such Parent Indemnifiable Losses, not to exceed the Additional Escrow Amount otherwise allocable to such Bonus Participant. The Participating Stockholders shall have the sole and exclusive right to exercise any and all voting and consensual rights and powers, and shall be entitled to receive and retain any and all cash dividends, accruing to an owner of such Participating Stockholder's respective portion of the shares of Parent Common Stock pursuant to the terms of the Escrow Agreement. For income tax purposes, the Participating Stockholders shall be deemed the owners of their portion of the Escrow Fund, all earnings on investments of the Participating Stockholders' portion of the cash deposited by Parent shall be reported by the applicable Participating Stockholder, and the

Participating Stockholders will be responsible for paying all taxes on such earnings. The parties hereto acknowledge and agree that they will not treat any portion of a payment to the Participating Stockholders from the Escrow Fund upon release of the amounts held pursuant to the Escrow Agreement as a payment of interest to the Participating Stockholders by Parent, except as otherwise required by a taxing authority. The parties shall instruct the Escrow Agent to disburse funds to the Stockholder Representative for payment to the Participating Stockholders within thirty (30) days following each calendar year in an amount equal to the net amount of all earnings on investments of such cash deposit held in the Escrow Fund allocable to the Participating Stockholders earned in such calendar year multiplied by forty-five percent (45%).

                  3.2 Allocations Spreadsheet. Three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent an updated draft of the Allocations Spreadsheet reflecting (i) the deduction of (x) the Transaction Expenses deducted from the calculation of the Initial Closing Consideration and
(y) the Initial Escrow Amount as determined pursuant to Section 3.1(k), and (ii) the Average Parent Stock Price. At the Closing, the Company shall deliver to Parent the final Allocations Spreadsheet, which shall be prepared in consultation with Parent in order that Parent may confirm the information contained therein, setting forth the final calculation of the amounts for distribution in accordance with Section 3.1.

                  3.3 Additional Consideration Spreadsheet. Within ten (10) Business Days following the earlier of (a) the date the Northrop Grumman Shipped Revenue first equals or exceeds $35,000,000 or (b) June 30, 2008, Parent shall deliver to the Stockholder Representative a statement setting forth its calculation of the Northrop Grumman Shipped Revenue, the Additional Total Consideration, the allocation of the Additional Total Consideration among the holders of Series C-3 Preferred Stock in accordance with Section 3.1, the allocation of the Employee Incentive Plan Additional Allocation Amount among the Plan Participants and the allocation of the Special Acquisition Bonus Additional Allocation Amount among those entitled to the Special Acquisition Bonus, together with such supporting documentation as is reasonably necessary to determine the accuracy of such calculations and allocations (the "ADDITIONAL CONSIDERATION SPREADSHEET"). The Stockholder Representative shall notify Parent, within twenty (20) Business Days of its receipt of the Additional Consideration Spreadsheet, of any objections to the calculations and allocations set forth therein. If the Stockholder Representative agrees with the calculations and allocations set forth in the Additional Consideration Spreadsheet by providing written notice thereof to Parent or does not raise any written objection thereto to Parent within such twenty (20) Business Day period, Parent, within five (5) Business Days thereafter, shall deliver or cause to be delivered to each Participating Stockholder, Plan Participant and Bonus Participant, either a cash amount and/or a certificate (or evidence of shares in book entry form) representing that number of whole shares of Parent Common Stock (and cash in lieu of fractional shares, if any) such holder is entitled to receive in accordance with Section 3.1(e), Section 3.1(f)(ii) and Section 3.1(g)(ii) and as set forth in the Additional Consideration Spreadsheet. In the event the

Stockholder Representative objects to the calculations or allocations set forth in the Additional Consideration Spreadsheet, the parties shall resolve the dispute pursuant to the procedures set forth in Section 9.3(e). Parent shall have no obligation to make any cash payments or issue any shares of Parent Common Stock under this Section 3.3 until a final determination has been made pursuant to Section 9.3(e).

                  3.4 Earnout Consideration Spreadsheets. As promptly as reasonably practicable following the end of each of the calendar years 2007, 2008 and 2009, but not later than the earlier of (a) 120 days following the end of such calendar year or (b) the date of completion of the audit of Parent's financial statements for such calendar year, Parent shall deliver to the Stockholder Representative a statement setting forth its calculation of the applicable Shipped Revenue, the applicable Earnout Amount, the applicable Earnout Merger Consideration Amount, the applicable Employee Incentive Plan Earnout Allocation Amount, the Special Acquisition Bonus Earnout Allocation Amount and the allocation of such amounts to the Participating Stockholders, the Plan Participants and the Bonus Participant in accordance with this Agreement, together with such supporting documentation as is reasonably necessary to determine the accuracy of such calculations and allocations (each, an "EARNOUT CONSIDERATION SPREADSHEET"). The Stockholder Representative shall, within twenty
(20) Business Days of its receipt of each Earnout Consideration Spreadsheet, notify Parent of any objections to the calculations and allocations set forth therein. If the Stockholder Representative agrees with the calculations and allocations set forth in such Earnout Consideration Spreadsheet by providing written notice thereof to Parent or does not raise any written objection thereto to Parent within such twenty (20) Business Day period, Parent shall, within five
(5) Business Days thereafter, deliver or cause to be delivered to each Participating Stockholder, each Plan Participant and Bonus Participant a cash amount and/or a certificate (or evidence of shares in book entry form) representing that number of whole shares of Parent Common Stock (and cash in lieu of fractional shares, if any, and, at the election of Parent, cash in lieu of any shares of Parent Common Stock in order to comply with applicable securities Laws) such person is entitled to receive in accordance with this Agreement and as set forth in such Earnout Consideration Spreadsheet. In the event the Stockholder Representative objects to the calculations or allocations set forth in an Earnout Consideration Spreadsheet, the parties shall resolve the dispute pursuant to the procedures set forth in Section 9.3(e). Parent shall have no obligation to make any cash payments or issue any shares of Parent Common Stock under this Section 3.4 until a final determination has been made pursuant to Section 9.3(e). Notwithstanding the foregoing, in the event that at the time of payment of the 2007 Earnout Amount such amount still has the potential to increase as a result of the Company's receipt of additional payments associated with Booked Revenue included in the 2007 Earnout Amount, then additional Earnout Consideration Spreadsheets shall be delivered and the foregoing process shall be repeated on a monthly basis with respect to the 2007 Earnout Amount until the earlier of (i) such time that the maximum 2007 Earnout Amount has been achieved, or (ii) December 31, 2009.

                  3.5 Exchange of Certificates.

                  (a) Exchange Procedure. Promptly after the Effective Time, but no later than ten (10) Business Days after the Effective Time, Parent shall mail, or shall cause to be mailed, to each Participating Stockholder, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates formerly representing any shares of Company Stock (the "CERTIFICATES") shall pass, only upon delivery of the Certificates to Parent), substantially in the form of Exhibit C attached hereto and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the applicable Merger consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 3.5(b) and cash in lieu of any fractional Parent Common Stock to which such holders are entitled pursuant to Section 3.5(g). Upon surrender of a Certificate for cancellation to Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by Parent), the holder of such Certificate shall be entitled to receive in exchange therefor (A) the applicable cash payment, (B) a certificate representing that number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article III after taking into account all the shares of Company Stock then held by such holder under all such Certificates so surrendered, (C) any dividends or other distributions to which such holder is entitled pursuant to Section 3.5(b) and (D) cash in lieu of any fractional Parent Common Stock to which such holder is entitled pursuant to
Section 3.5(g), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to Parent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of Parent Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this
Section 3.5(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration Payments, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 3.5(b) and cash in lieu of any fractional Parent Common Stock to which such holder is entitled pursuant to
Section 3.5(g), in each case, without interest.

                  (b) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 3.5(g), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article III. Following surrender of any Certificate in accordance with this

Article III, there shall be paid to the record holder thereof, without interest,
(i) promptly following the time of such surrender, the amount of cash payable in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.5(g) and the amount of dividends or other distributions, payable with respect to that number of whole shares of Parent Common Stock issuable in exchange for such Certificate pursuant to this Article III, with a record date after the Effective Time and paid with respect to Parent Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

                  (c) Transfer Books; No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III (including any dividends or other distributions paid pursuant to Section 3.5(b) and cash paid in lieu of any fractional shares pursuant to Section 3.5(g)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Stock previously represented by such Certificates (other than any right to receive Additional Merger Consideration Amounts, Earnout Merger Consideration Amounts and amounts that may be released from escrow pursuant to this Agreement), and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

                  (d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent in lieu of the Person's agreement to indemnify Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent will issue, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger consideration, and cash in lieu of any fractional shares of Parent Common Stock to which such holder would be entitled pursuant to Section 3.5(g), in each case pursuant to this Agreement.

                  (e) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the Surviving Corporation, Parent or the Company shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock or cash from the Escrow Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                  (f) Withholding Taxes. Parent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Company Stock pursuant to this Agreement or a Plan Participant or a Bonus Participant such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, Parent and the Exchange Agent shall be treated as though they withheld from the type of consideration from which withholding is required, an appropriate amount otherwise payable pursuant to this Agreement to any such Person in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to such Person. If withholding is required from shares of Parent Common Stock, Parent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority. For the purposes of reporting compensation income and calculating the applicable income and employment tax withholding with respect to the payments to the Plan Participants and the Bonus Participant, the Company shall be deemed the owner of the portion of the Escrow Fund allocable to the Plan Participants and Bonus Participants and the applicable information reporting and the timing and amount subject to income and employment tax withholding shall be based upon the amounts actually received by the Plan Participants and the Bonus Participant, whether paid by the Escrow Agent or by the Company or Parent. Furthermore, the Company shall be entitled to an annual distribution of forty-five percent (45%) of the amount of the earnings on such Plan Participants' and Bonus Participant's investments of the cash portion of the Escrow Fund.

                  (g) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the Merger Consideration Payments, no dividends or other distributions of Parent shall relate to such fractional shares and such fractional shares will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of such fractional shares, Parent shall pay to each holder of a Certificate (at such time as Parent is required to deliver any applicable Merger consideration to such holder) an amount in cash equal to the product obtained by multiplying (A) the fractional share to which such holder (after taking into account all shares of Company Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the applicable Average Parent Stock Price.

                  (h) Tax Treatment. The parties agree that a portion of the consideration paid post-closing pursuant to this Article III shall be treated as interest pursuant to Section 483 of the Code.

                  3.6 Appraisal Rights.

                  (a) Notwithstanding anything in this Agreement to the contrary, shares of Common Stock or Preferred Stock (the "SHARES") that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the "DISSENTING STOCKHOLDERS"), shall not be converted into or be exchangeable for the right to receive the Merger consideration (the "DISSENTING SHARES"), but instead such holder shall be entitled to payment of the fair value of such Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the applicable Merger Consideration Payments for each such Share, in accordance with Section 3.1(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

                  (b) If the Dissenting Shares represent more than five percent (5%) of the outstanding Shares of Company Stock (the excess being the "EXCESS SHARES"), then an adjustment shall be made to the relative proportion of cash and Shares of Parent Common Stock in the Initial Merger Consideration Amount such that the amount of shares of Parent Common Stock will be increased and the amount of cash will be decreased by the amount of cash that would have been paid on account of the Excess Shares had those shares received all cash in the transaction (to the extent such shares were entitled to receive a portion of the Initial Merger Consideration Amount pursuant to the terms of this Agreement), with such adjustment being reflected in the final Allocations Spreadsheet.

                  3.7 Working Capital Adjustment

                  (a) No later than three (3) days prior to the Closing Date, the Company shall cause to be prepared and delivered to Parent the Pre-Closing Statement (as defined below) and a certificate based on such Pre-Closing Statement setting forth the Company's calculation of estimated Closing Working Capital (as defined below). The pre-closing statement (the "PRE-CLOSING STATEMENT") shall present the Company's estimate of Working Capital as of the close of business on the Closing Date ("ESTIMATED WORKING CAPITAL"). "WORKING CAPITAL" means the cash, cash equivalents, accounts receivable (including recoverable value added Tax), inventory held for sale and trial equipment of the Company and its Subsidiaries (but excluding deferred revenue and deferred inventory cost), reduced by the accounts payable of the Company and its Subsidiaries (exclusive of Transaction Expenses and any amounts payable with respect to the Employee Incentive Plan or the Special Acquisition Bonus), in each case as determined in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications that were used in the preparation of the Company's audited Financial Statements delivered in satisfaction of Section 8.1(1). Parent and the Company shall agree on the calculations set forth in the Pre-Closing Statement prior to the Closing Date. For the purposes of the calculations in this Section 3.7(a), the absolute value of any negative numbers shall be used.

                           (i) If the Estimated Working Capital is less than the
                  product of (x) 0.85 and (y) the Projected Working Capital as of the Closing Date, the Initial Escrow Amount shall be reduced by the difference between (1) such product and (2) the Estimated Working Capital, with such cash and shares of Parent Common Stock being retained by Parent and no longer being available as Initial Closing Consideration.

                           (ii) If the Estimated Working Capital is greater than
                  the Projected Working Capital as of the Closing Date, the Initial Closing Consideration shall be increased by the excess of (1) the Estimated Working Capital over (2) the Projected Working Capital if such excess is the result of cash reflected on the Pre-Closing Statement obtained through the issuance after the date hereof of equity of the Company or debt convertible into equity of the Company at or prior to the Effective Time issued in compliance with Section 7.2(b)(ii).

                  (b) As promptly as practicable, but no later than sixty (60) days after the Closing Date, Parent shall cause to be prepared and delivered to the Stockholder Representative the Closing Statement (as defined below) and a certificate based on such Closing Statement setting forth Parent's calculation of Closing Working Capital (as defined below). The closing statement (the "CLOSING STATEMENT") shall present the actual Working Capital as of the close of business on the Closing Date ("CLOSING WORKING CAPITAL").

                  (c) Subsequent to the Closing and upon reasonable notice, Parent and the Surviving Corporation shall afford to the officers, employees, accountants, counsel and other representatives of the Stockholder Representative reasonable access during normal working hours to the Surviving Corporation's properties, books, Contracts and records reasonably necessary to evaluate the Closing Statement, and Parent and the Surviving Corporation shall furnish promptly to the Stockholder Representative, pursuant to a customary confidentiality agreement, all such information concerning the business, properties, books, Contracts, records and personnel (including outside auditor work papers) as the Stockholder Representative may reasonably request for the purposes of evaluating the Closing Statement. Parent and the Surviving Corporation shall make available to the officers, employees, accountants, outside auditors, counsel and other representatives of the Stockholder Representative upon the reasonable request of the Stockholder Representative and during normal working hours all officers, employees accountants, outside auditors, counsel and other representatives or agents of the Surviving Corporation and Parent for discussion of such matters pertaining to the Closing Statement as the Stockholder Representative may reasonably request. If the Stockholder Representative disagrees with Parent's calculation of Closing Working Capital delivered pursuant to Section 3.7(b), the Stockholder Representative may, within thirty (30) days after delivery of the Closing Statement to the Stockholder Representative, deliver a notice to Parent (a "DISPUTE Notice") stating that the Stockholder Representative disagrees with such calculation and specifying in reasonable detail those items or amounts as to which the Stockholder Representative disagrees and the basis therefore. Upon expiration of such thirty-day period, if the Stockholder Representative has not provided a Dispute Notice in accordance with this Section 3.7(c), the Stockholder Representative shall be deemed to have agreed with the calculation of Closing Working Capital delivered pursuant to Section 3.7(b).

                  (d) If a Dispute Notice shall be duly delivered pursuant to
Section 3.7(c), the Stockholder Representative and Parent shall, during the fifteen (15) days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Closing Working Capital. If during such period the Stockholder Representative and Parent are unable to reach such agreement, they shall promptly thereafter cause Deloitte & Touche or such other independent accounting firm as shall be mutually agreed by Parent and Stockholder Representative, as the case may be (the "INDEPENDENT Accountant"), to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator). Each of Parent and the Stockholder Representative agrees that it shall not engage or agree to engage the Independent Accountant to perform any services other than as the Independent Accountant pursuant hereto until the Closing Statement and Final Closing Working Capital (as defined below) have been finally determined pursuant to this Section 3.7. Each party agrees to execute, if requested by the Independent Accountant, a reasonable engagement letter. Parent and the Stockholder Representative shall cooperate with the Independent Accountant and promptly provide all documents and information reasonably requested by the Independent Accountant. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Statement and Parent's calculation of Closing Working Capital as to which the Stockholder Representative has indicated it disagrees in its Dispute Notice. The Independent Accountant shall deliver to the Stockholder Representative and Parent, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Independent Accountant), a report setting forth such calculation. Such report shall be deemed a final arbitration award that is binding on Parent and the Stockholder

Representative, and neither Parent nor the Stockholder Representative shall seek further recourse to courts or other tribunals, other than to enforce such report. The cost of the Independent Accountant's review and report shall be borne equally by Parent and the Stockholder Representative.

                  (e) The Stockholder Representative, Parent and the Company shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Statement and the calculation of Closing Working Capital and in the conduct of the review referred to in this Section 3.7, including by making available to the extent necessary books, records, work papers and personnel.

                  (f) (i) If Final Closing Working Capital is less than the product of (x) 0.85 and (y) the Projected Working Capital as of the Closing Date, Parent shall be entitled to withdraw from the Escrow Fund, and the Stockholder Representative shall instruct the Escrow Agent to release from the Escrow Fund, an amount equal to difference between (1) such product and (2) Final Closing Working Capital; provided, however, that such amount to be released from the Escrow Fund shall be reduced by the amount not deposited into the Escrow Fund and retained by Parent pursuant to Section 3.7(a)(i); and provided further, that such amount to be released to Parent from the Escrow Fund shall be increased by the amount of any increase in the Initial Closing Consideration effected pursuant to Section 3.7(a)(ii). For the purposes of the calculations in this Section 3.7(f), the absolute value of any negative numbers shall be used.

                           (ii) If Final Closing Working Capital is greater than
                  the Projected Working Capital as of the Closing Date, and if such excess is the result of cash reflected on the Pre-Closing Statement obtained through the issuance after the date hereof of equity of the Company or debt convertible into equity of the Company at or prior to the Effective Time issued in compliance with Section 7.2(b)(ii), the Initial Closing Consideration shall be increased by the amount of the excess and distributed in accordance with the Allocations Spreadsheet in the manner and with interest as provided in Section 3.7(g); provided, however, that the amount of such payment shall be reduced by the amount of any increase in the Initial Closing Consideration effected pursuant to Section 3.7(a)(ii); and provided further, that the amount of such payment shall be increased by the amount not deposited into the Escrow Fund and retained by Parent pursuant to Section 3.7(a)(i).

                           (iii) If it is determined that Final Closing Working
                  Capital should not result in any adjustment to the Escrow Fund or the Initial Closing Consideration, and an adjustment was made pursuant to Section 3.7(a)(i) or Section 3.7(a)(ii), (A) Parent shall deposit, on its behalf and on behalf of the Company, in the Escrow Fund an amount equal to the amount not deposited into the Escrow Fund and retained by Parent pursuant to Section 3.7(a)(i) or (B) Parent shall be entitled to withdraw from the Escrow Fund, and the Stockholder Representative shall instruct the Escrow Agent to release from the Escrow Fund, an amount equal to the amount of any increase in the Initial Closing Consideration effected pursuant to
                  Section 3.7(a)(ii).

                           (iv) "FINAL CLOSING WORKING CAPITAL" means Closing
                  Working Capital (i) as shown in Parent's calculation set forth in the Closing Statement delivered pursuant to Section 3.7(b) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 3.7(c); or (ii) if a Dispute Notice is delivered, (A) as agreed by the Stockholder Representative and Parent pursuant to Section 3.7(d) or (B) in the absence of such agreement, as shown in the Independent Accountant's calculation delivered pursuant to Section 3.7(d).

                  (g) Any payment by Parent or Company to the Exchange Agent pursuant to the first sentence of this Section 3.7(f) shall be made within one
(1) Business Days after the Final Closing Working Capital has been determined by wire transfer by Parent or Company to the Exchange Agent of immediately available funds to the account designated in writing by the Exchange Agent in accordance with the Allocations Spreadsheet. The amount of any payment to be made pursuant to this Section 3.7 shall bear interest from and including the Closing Date to but excluding the date of payment at the Prime Rate during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

                                   ARTICLE IV

                        TERMINATION, AMENDMENT AND WAIVER

                  4.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Effective Time as follows:

                  (a) At the election of either Parent or the Company on or after August 31, 2007 (the "END DATE") if the Closing shall not have occurred by the close of business on such date; provided, however, that the right to terminate this Agreement under this Section 4.1(a) shall not be available to any party who is in material default of any of its obligations hereunder;

                  (b) by mutual written consent of Parent and the Company (in the case of the Company, as evidenced by the approval of the Board of Directors of the Company);

                  (c) by either Parent or the Company if (i) there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby or (ii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Body that would make consummation of the Merger illegal;

                  (d) (by Parent, so long as Parent is not in material breach of its representations, warranties, covenants or agreements under this Agreement, if there shall have been a material breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 8.1(a), 8.1(b) or 8.1(c) and is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by the Company of notice of such breach from Parent; or

                  (e) by the Company, so long as the Company is not in material breach of its representations, warranties, covenants or agreements under this Agreement, if there shall have been a material breach of any representation, warranty, covenant or agreement of Parent set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Sections 8.2(a) or 8.2(b) and is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) Business Days following receipt by Parent of notice of such breach from the Company.

                  4.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 4.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 4.2 and Article X, all of which shall survive termination of this Agreement); provided, however, that nothing contained herein shall relieve any party from liability for fraud or any willful breach hereof.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to each of Parent and Merger Sub on the date hereof that, subject to such exceptions and disclosures as set forth in the disclosure letter supplied by the Company to Parent dated as of the date hereof (the "COMPANY DISCLOSURE LETTER") (it being understood and agreed that the disclosure set forth in a specific section or subsection of the Company Disclosure Letter shall qualify the representations and warranties set forth in the corresponding section and subsection of this
Article V (whether or not a specific cross-reference is included therein) if and to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to such other section or subsection):

                  5.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect with respect to the Company (a "COMPANY MATERIAL ADVERSE EFFECT"). The Company is not subject to the requirements of Section 2115(b) of the California Corporations Code.

                  5.2 Authorization of Agreement.

                  (a) The Company has all requisite power, authority and legal capacity to execute and deliver this Agreement, the Escrow Agreement and the certificates referred to in Section 8.1 (together with this Agreement, the "COMPANY DOCUMENTS") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Company Documents by the Company, the Company's performance of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors and, subject to obtaining the Stockholder Consents, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

                  (b) Each Company Document has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the other Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, as applicable, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  (c) The Board of Directors of the Company, at a meeting duly called and held at which all the directors of the Company were present in person or by telephone (or, in lieu of a meeting, by the written consent of the directors of the Company), duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) directing that the adoption of this Agreement be submitted to the Company Stockholders and (iii) recommending that the Company Stockholders adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

                  (d) Schedule 5.4(a) sets forth a true, correct and complete list of the Company Stockholders as of the date hereof. The Company has delivered to Parent true, correct and complete copies of the irrevocable written consents approving the Merger, which are valid and effective under Section 228 of the DGCL, of (i) the holders of a majority of the outstanding shares entitled to vote of Common Stock and Preferred Stock, voting together as a single class;
(ii) the holders of a majority of the outstanding shares entitled to vote of Series C Preferred Stock, Series C-3 Preferred Stock and Series C-4 Preferred Stock, voting together as a single class; (iii) the holders of a majority of the outstanding shares entitled to vote of Series C-3 Preferred Stock and Series D Preferred Stock, voting together as a single class; and (iv) the holders of a majority of the outstanding shares entitled to vote of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-3 Preferred Stock and Series C-4 Preferred Stock, voting together as a single class (collectively, the "STOCKHOLDER CONSENTS"). The Stockholder Consents are the only approval of holders of any class or series of Company capital stock necessary or required (under applicable Law, the Company's certificate of incorporation and bylaws, or otherwise) to approve this Agreement and the transactions contemplated hereby, including the Merger. The Stockholder Consents are in full force and effect and are valid and effective under Section 228 or the DGCL. Each Company Stockholder who has delivered a Stockholder Consent is an "accredited investor" within the meaning of Regulation D under the Securities Act and has certified as to such status to the Company.

                  5.3 Conflicts; Consents of Third Parties.

                  (a) Other than the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications which are disclosed in Schedule 5.3(b), none of the execution and delivery by the Company of this Agreement or the other Company Documents, the consummation by the Company of the Merger and the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of, default or breach (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Company or any Company Subsidiary under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Company or any Company Subsidiary; (ii) any Intellectual Property, Technology, Material Contract or Permit to which the Company or any Company Subsidiary is a party or by which any of the properties or assets of the Company or any Company Subsidiary are bound; (iii) any Order of any Governmental Body applicable to the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary; or (iv) any applicable Law; except in the case of clauses (ii), (iii) or (iv), any conflict, violation, default, breach, termination, cancellation, acceleration, guarantee, loss of benefit or Lien that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

                  (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any Company Subsidiary in connection with (x) the execution and delivery of this Agreement or the other Company Documents by the Company, the compliance by the Company with any of the provisions hereof or thereof, or the consummation by the Company of the Merger or the other transactions contemplated hereby or thereby, or (y) the continuing validity and effectiveness immediately following the Closing of any Permit or Material Contract of the Company or any Company Subsidiary, except for (i) those consents and filings set forth on Schedule 5.3(b), (ii) any notices required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (iii) the filings required under, and in compliance with, other applicable requirements of non-U.S. laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition (collectively, "FOREIGN ANTITRUST LAWS"), (iv) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, and (v) any consent, waiver, approval, Order, Permit, authorization, declaration, filing or notification the failure of which to be obtained or made, individually or in the aggregate, would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

                  5.4 Capitalization.

                  (a) The authorized capital stock of the Company consists of:

                           (i) 385,000,000 shares of Common Stock, par value
                  $0.001 per share, of which 17,561,475 shares are issued and outstanding, and 18,895,401 shares are subject to Company Stock Options, and

                           (ii) 298,500,000 shares of Preferred Stock, par value
                  $0.001 per share, consisting of:

                           (A) 7,500,000 shares of Series A Preferred Stock, of which 7,452,000 shares are issued and outstanding;

                           (B) 33,900,000 shares of Series B Preferred Stock, of which 33,573,321 shares are issued and outstanding;

                           (C) 27,000,000 shares of Series C Preferred Stock, of which 2,975,169 shares are issued and outstanding;

                           (D) 2,800,000 shares of Series C-1 Preferred Stock, of which 2,683,161 shares are issued and outstanding;

                           (E) 123,000,000 shares of Series C-3 Preferred Stock, of which 90,483,668 shares are issued and outstanding; and

                           (F) 20,000,000 Shares of Series C-4 Preferred Stock, of which no shares are issued and outstanding.

                           (G) 84,300,000 shares of Series D Preferred Stock, of which 21,205,953 shares are issued and outstanding.

                  All of the issued and outstanding shares of Common Stock and Preferred Stock (the "Company Stock") have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Company

Stockholders as set forth in Schedule 5.4(a), which includes each Company Stockholder's residency.

                  (b) Except as set forth above, immediately before the Effective Time, there will be no outstanding shares of capital stock of the Company or securities, directly or indirectly, convertible into, or exchangeable or exercisable for, shares of capital stock of the Company or any outstanding phantom stock rights, stock appreciation rights, restricted stock awards, dividend equivalent awards, or other stock-based awards or rights relating to or valued by reference to the capital stock of the Company or the dividends paid on the capital stock of the Company, and there are no calls, rights (including preemptive rights), commitments or agreements (including employment, termination and similar agreements) to which the Company is a party or by which either of them is bound, in any case obligating the Company to issue, deliver, sell, purchase, redeem or acquire, any debt or equity securities of the Company, or obligating the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. None of the outstanding shares of capital stock of the Company are subject to, or were issued in violation of, preemptive or other similar rights.

                  5.5 Subsidiaries. Schedule 5.5 sets forth with respect to each direct or indirect Subsidiary of the Company (each, a "COMPANY SUBSIDIARY"), the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Company Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to hold such foreign qualifications or authorizations has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each Company Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each Company Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all Liens and are not subject to any option, right of first refusal, proxy, voting trust or agreement, or transfer restriction under any shareholder or similar agreement, except as set forth in Schedule 5.5. No shares of capital stock are held by any Company Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract to which any Company Subsidiary is a party requiring, and there are no convertible securities of any Company Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Company Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Company Subsidiary. Other than the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any shares of capital stock or equity or ownership interests in any other Person (collectively, "THIRD-PARTY INTERESTS"). Neither the Company nor any Company Subsidiary have any rights to, or are bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third-Party Interests or to make any investment in, or contribution or advance to, any Person.

                  5.6 Corporate Records.

                  (a) The Company has delivered to Parent true, correct and complete copies of the certificates of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company and each of the Company Subsidiaries.

                  (b) The minute books of the Company and each Company Subsidiary previously made available to Parent or its counsel contain true, correct and complete records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and the Company Subsidiaries. The stock certificate books and stock transfer ledgers of the Company and the Company Subsidiaries previously made available to Parent are true, correct and complete.

                  5.7 Financial Statements. The Company has furnished to Parent a true, correct and complete copy of (i) the audited consolidated financial statements of the Company and the Company Subsidiaries as at and for the years ended December 31, 2004 and December 31, 2005, each of which includes a statement of cash flows and statement of operations for each such fiscal year and a balance sheet as at the last day thereof and (ii) the unaudited consolidated financial statements of the Company and the Company Subsidiaries as at and for the fiscal year ended December 31, 2006, which includes a statement of cash flows and statement of operations for such fiscal year and a balance sheet as at the last day thereof (collectively, the financial statements referred to in clauses (i) and (ii) above are the "FINANCIAL STATEMENTS"). The Financial Statements were prepared from the books and records of the Company and present fairly in all material respects the financial condition and results of operations of the Company and the Company Subsidiaries, as at the dates and for the periods indicated, and have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto and except that the unaudited Financial Statements are subject to normal, customary year-end and audit adjustments and may not contain notes required by GAAP). The unaudited consolidated balance sheet of the Company and the Company Subsidiaries as at December 31, 2006 is referred to herein as the "BALANCE SHEET" and December 31, 2006 is referred to herein as the "BALANCE SHEET DATE."

                  5.8 No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any material Indebtedness or Liabilities of any kind required to be reflected in or reserved against in balance sheets prepared in accordance with GAAP other than those (i) fully reflected in or reserved against in the Balance Sheet, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, subject to compliance with Section 7.2, (iii) constituting accrued and unpaid Transaction Expenses, if any, or (iv) used to determine Final Closing Working Capital.

                  5.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement, since the Balance Sheet Date through the date of this Agreement (i) the Company and the Company Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has not been any Company Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:

                  (a) there has not been any loss with respect to the tangible property and assets of the Company or any Company Subsidiary having a replacement cost of more than $50,000 for any single loss or $100,000 for all such losses;

                  (b) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or any Company Subsidiary;

                  (c) neither the Company nor any Company Subsidiary has awarded or paid any bonuses to employees of the Company or any Company Subsidiary with respect to the fiscal year ended December 31, 2006, except to the extent previously disclosed to Parent in writing, or entered into any employment, deferred compensation, severance or similar agreement other than employment offer letters for at-will employment (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company's or any Company Subsidiary's directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

                  (d) there has not been any change by the Company or any Company Subsidiary in Tax reporting or accounting principles, methods or policies nor has the Company or any Company Subsidiary made any adjustment to its books and records, or recharacterized any assets or liabilities, except as may have been required by GAAP (provided that such changes are disclosed on Schedule 5.9(d));

                  (e) neither the Company nor any of the Company Subsidiaries has failed to pay and discharge current Liabilities except in the Ordinary Course of Business or where disputed in good faith by appropriate proceedings, and has not accelerated the payment or maturity date of any current Liabilities of the Company or any of the Company Subsidiaries and has not accelerated the collection of any accounts receivable of the Company or any of the Company Subsidiaries;

                  (f) neither the Company nor any Company Subsidiary has made any loans, cash advances, or capital contributions to, or investments in, any Person or paid any fees or expenses to any stockholder of the Company or any director, officer, partner, stockholder or Affiliate of the Company or any Company Subsidiary, other than reimbursement of ordinary course travel and entertainment expenses incurred in the Ordinary Course of Business;

                  (g) neither the Company nor any Company Subsidiary has mortgaged, pledged or been subjected to any Lien on any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any material assets of the Company or any Company Subsidiary, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

                  (h) neither the Company nor any Company Subsidiary has discharged or satisfied any Lien, or paid any obligation or Liability in excess of $50,000 individually or $100,000 in the aggregate, except in the Ordinary Course of Business;

                  (i) neither the Company nor any Company Subsidiary has canceled or compromised any debt or pending claim or amended, canceled, terminated, relinquished, waived or released any Material Contract or material right except in the Ordinary Course of Business;

                  (j) neither the Company nor any Company Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $100,000 in the aggregate;

                  (k) neither the Company nor any Company Subsidiary has issued, created, incurred, assumed or guaranteed any Indebtedness in excess of $50,000 individually or $100,000 in the aggregate;

                  (l) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property, except licenses granted to customers and partners in the Ordinary Course of Business;

                  (m) neither the Company nor any Company Subsidiary has received notice of, instituted or settled any material Legal Proceeding; and

                  (n) none of Company or any of the Company Subsidiaries has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.9.

                  5.10 Taxes.

                  (a) The Company and each of the Company Subsidiaries have (i) duly and timely filed all Tax Returns required to be filed by or on behalf of it in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any duly obtained extensions of time in which to make such filings), all such Tax Returns are true, complete and accurate in all material respects, and the Company and the Company Subsidiaries have maintained, to the extent required by law and the Company's and the Company Subsidiaries' internal policies, all documentation supporting the positions taken thereon, and have at all times used permitted accounting methods and periods in computing its Tax liability, (ii) timely paid all Taxes due and payable or claimed or asserted in writing by any Taxing Authority to be due and payable (except to the extent of any accrual for Taxes established on the Financial Statements) and (iii) with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing (including contingent Tax liabilities, but excluding deferred Tax liabilities established to reflect timing differences between book and Tax income), made accruals in accordance with GAAP for the full amount of such Taxes on its Financial Statements with respect to periods up to the date of the Financial Statements (whether or not it has or may have a right of reimbursement against another Person). All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code (or any corresponding state, local or foreign law). Neither the Company nor any of the Company Subsidiaries has participated in any reportable or listed transaction as defined in Section 6011 of the Code.

                  (b) The Company and each of the Company Subsidiaries have complied in all material respects with all applicable Laws relating to the collection and withholding of Taxes, and has duly and timely paid over to the appropriate Taxing Authority all amounts required to be so collected and withheld and paid under all applicable Laws.

                  (c) Schedule 5.10(c) lists (i) all types of Taxes paid, and all types of Tax Returns filed, by or on behalf of the Company and the Company Subsidiaries and (ii) all jurisdictions that impose such Taxes and/or a duty to file such Tax Returns. No claim has been made, either in writing or to the Knowledge of the Company or any Company Subsidiary, by any Taxing Authority in a jurisdiction where the Company or the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

                  (d) The Company has made available to the Parent true and complete copies of all (i) audit reports issued with respect to the six year period prior to the date of this Agreement relating to any Taxes due from or with respect to the Company and each of the Company Subsidiaries and (ii) material Tax Returns of the Company and each of the Company Subsidiaries for all taxable periods ending on or after December 31, 2003 and estimated tax calculations for the taxable period ending on or after December 31, 2006.

                  (e) Since December 31, 2004, neither the Company nor any Company Subsidiary prepared any Tax Return in a manner which is not consistent with past practice with respect to the treatment of items on such Tax Return or filed any amendment to a Tax Return that will or may increase the liability of the Company or any Company Subsidiary after the Closing, incurred any liability for Taxes other than in the ordinary course of business, or settled any claim or assessment in respect of Taxes.

                  (f) Except as provided under Treasury Regulation Section 1.451-5, there is no item of income, gain, loss or deduction of the Company or each of the Company Subsidiaries for Tax purposes that was received, incurred or accrued prior to the Closing that will be required under applicable Tax Law to be reported for a taxable period beginning after the Closing Date. The Company has included all "deferred revenue" reflected in the Financial Statements in taxable income in accordance with Treasury Regulation Section 1.451-5.

                  (g) The Company and each of the Company Subsidiaries have (i) neither agreed to nor are required to make any adjustments pursuant to Section 481(a) of the Code, (ii) no Knowledge that any Taxing Authority has proposed any such adjustment, and (iii) neither filed for an automatic change, nor have an application pending with any Taxing Authority requesting permission for any change in accounting method.

                  (h) The Company and each of the Company Subsidiaries have not executed, entered into, given written consent to, nor are the subject matter of, any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Taxing Authority, relating to material Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to
Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law.

                  (i) The Company and each of the Company Subsidiaries (i) are not a party to any agreement extending the time within which to file any Tax Return which has not yet been filed, (ii) have not granted any extension of the statute of limitations for the assessment or collection of Taxes, which extension is still in effect, and (iii) have not granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

                  (j) None of the Company's nor the Company Subsidiaries' federal income tax returns have been audited, and no action, suit, proceeding, investigation or audit with respect to Taxes of any type is pending or, to the Knowledge of the Company or the Company Subsidiaries, threatened. There are no outstanding assessments, claims or deficiencies for any material Taxes of the Company or each of the Company Subsidiaries that have been proposed, asserted or assessed, either in writing or to the Knowledge of the Company or the Company

Subsidiaries. No issue has been raised by a Taxing Authority in any prior examination of the Company or each of the Company Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a material proposed deficiency for any subsequent taxable period.

                  (k) All stock transfer Taxes levied or payable with respect to all transfers of shares of the Company and the Company Subsidiaries prior to the date hereof have been paid and appropriate transfer Tax stamps affixed.

                  (l) The Company and each of the Company Subsidiaries (i) are not nor have ever been a member of any Affiliated Group that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return other than one in which the Company is the common parent, (ii) do not have any liability for the Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) except with respect to the Company and another Company Subsidiary, (iii) do not have any liability for Taxes of any other Person as a transferee or successor, or by Contract or otherwise and (iv) are not a party to a Tax sharing, indemnity allocation or similar agreement or arrangement (whether or not written).

                  (m) The Company and each of the Company Subsidiaries have not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

                  (n) No property owned by the Company or any of the Company Subsidiaries is (i) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, or (ii) "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

                  (o) None of the intangible assets, intellectual property, or know-how owned by the Company or any of the Company Subsidiaries were created or acquired by the Company or any of the Company Subsidiaries before 1994.

                  (p) Neither the Company nor any of the Company Subsidiaries has been a "United States real property holding corporation" within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.

                  (q) None of the assets or liabilities of the Company is a debt obligation that (i) was issued with "original issue discount" as that term is defined in Section 1273(a) of the Code in excess of $50,000; (ii) is a "registration-required obligation" as defined in Section 163(f)(2) of the Code;
(iii) is an "applicable high yield discount obligation" as defined in Section 163(i)(1) of the Code; (iv) is a "disqualified debt instrument" as defined in
Section 163(l)(2) of the Code, or (v) is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

                  (r) The Company does not have any elections in effect for federal income tax purposes under Sections 108, 338, 441, 472, 1017, 1033 or 4977 of the Code or under any similar provisions of state, local, or foreign Law.

                  (s) The Company and each of the Company Subsidiaries incorporated in the United States of America (the "UNITED STATES") do not have a permanent establishment in any country other than the United States nor is subject to tax in a jurisdiction outside the United States.

                  (t) The Company and each of the Company Subsidiaries have (i) complied with all record keeping and reporting obligations under Section 6038 of the Code (or any comparable provision of state or local Law) with respect to its ownership of and transactions with its foreign affiliates, (ii) established "arms length" intercompany pricing arrangements that satisfy the requirements set by the applicable Law such that no transfer pricing amount will be denied as deductions or will be considered to have created income to the Company or any Company Subsidiary of a type other than that specified in the transfer pricing arrangement and (iii) maintained appropriate documentation for all transfer pricing arrangements.

                  (u) The Company has not, within the scope of Section 999 of the Code, participated in or cooperated with any international boycott or been requested to do so in connection with any transaction or proposed transaction.

                  (v) The Company has never treated any of the Company Subsidiaries as (i) a foreign investment company (within the meaning of former
Section 1246(b) of the Code), or (ii) a passive foreign investment company (within the meaning of Section 1297 of the Code).

                  (w) None of the Company Subsidiaries that are not incorporated in the United States (i) has, or ever had, a permanent establishment outside the country of its incorporation, (ii) is, or ever has been, subject to Tax in any jurisdiction other than its jurisdiction of incorporation, (iii) is engaged in a United States trade or business for federal income tax purposes, (iv) holds "United States Property" within the meaning of Section 956 of the Code or (v) has generated subpart F income.

                  (x) The Company is not subject to any gain recognition agreement under Section 367 of the Code.

                  (y) The Company does not have an overall foreign loss within the meaning of Section 904(f) of the Code.

                  (z) The Company would not be required to include any amount in income under Section 951 of the Code with respect to any of its Company Subsidiaries were its Company Subsidiaries' taxable year deemed closed on the Closing Date.

                  (aa) IPWireless UK Limited would not incur any balancing charge on the disposal of any asset (or class of assets in respect of which a separate computation for capital allowances is required, whether as a result of an election or otherwise) if that asset (or all the assets in that class) were disposed of for consideration equal to the book value adopted for Balance Sheet purposes for that asset (or that class of assets).

                  (bb) No chargeable gain would arise in respect of any asset of IPWireless UK Limited (i) treated as such on the Balance Sheet if that asset were to be disposed of for consideration equal to the value attributed thereto in the Balance Sheet; or (ii) acquired after the Balance Sheet Date if that asset were to be disposed of for consideration equal to the consideration given for its acquisition, in each case, disregarding any statutory rights to claim any allowance or relief other than amounts deductible under Section 38 of the Taxation of Chargeable Gains Act 1992 ("TCGA 1992").

                  (cc) Schedule 5.10(cc) contains details of each asset owned at the date of this Agreement by IPWireless UK Limited in relation to which a charge to United Kingdom corporation Tax might at any time in the six years from and including the date of this Agreement arise under Section 179 of TCGA 1992.

                  (dd) IPWireless UK Limited is registered for the purposes of the Value Added Tax Act 1994 (the "VATA").

                  (ee) IPWireless UK Limited is not a member of a group of companies for the purposes of Section 43 of the VATA.

                  (ff) IPWireless UK Limited is not under an obligation to pay nor has it since the Balance Sheet Date paid or agreed to pay any compensation for loss of office or any gratuitous payment not deductible in computing its income for the purposes of corporation tax.

                  (gg) IPWireless UK Limited is not liable to make a payment for group relief ("GROUP RELIEF") under Chapter IV, Part X of the Income and Corporation Taxes Act 1988 (the "TAXES ACT 1988") or tax refund under Section 102 of the Finance Act 1989 ("TAX REFUND") surrendered to it or to surrender Group Relief or Tax Refund, and there is no arrangement by which IPWireless UK Limited may become liable to repay a sum paid to it for the surrender of Group Relief or Tax Refund.

                  (hh) IPWireless UK Limited has not without the prior consent of H.M. Treasury caused, permitted or entered into a transaction specified in
Section 765 of the Taxes Act 1988.

                  (ii) For the purposes of Section 768 of the Taxes Act 1988 (change of ownership of a company - disallowance of trading losses) (i) within the three years ending on the date of this Agreement there has been no major change in the nature or conduct of a trade carried on by IPWireless UK Limited;

and (ii) the scale of the activities in a trade carried on by IPWireless UK Limited has not become small or negligible.

                  (jj) IPWireless UK Limited has not entered into or been a party to any schemes or arrangements which have as their main purpose, or one of their main purposes, the avoidance of any liability to pay any Taxes.

                  (kk) For purposes of this Section 5.10, any reference to the Company or the Company Subsidiaries shall be deemed to include any person that merged with or was liquidated into the Company or the Company Subsidiaries, respectively.

                  5.11 Property and Assets. Each of the Company and the Company Subsidiaries has good and marketable title to all of the tangible properties and assets used by it in the conduct of its business, including all tangible properties and assets reflected in the Financial Statements, except those disposed of since the Balance Sheet Date in the Ordinary Course of Business. None of such tangible properties or assets is subject to any Lien other than Permitted Exceptions and those specifically identified on the Financial Statements or on Schedule 5.11. The Company owns no real property.

                  5.12 Technology and Intellectual Property.

                  (a) Schedule 5.12(a) sets forth a complete and accurate list (as of the date of this Agreement) of: (i) each issued patent owned by the Company or any of the Company Subsidiaries, (ii) each pending patent application filed by or on behalf of the Company or any of the Company Subsidiaries, (iii) each trademark registration, service mark registration, and copyright registration owned by the Company or any of the Company Subsidiaries, (iv) each application for trademark registration, service mark registration, and copyright registration made by or on behalf of the Company or any of the Company Subsidiaries, (v) each domain name registered by or on behalf of the Company or any of the Company Subsidiaries ((i) through (v) collectively referred to as "OWNED REGISTERED IP"), and (vi) each material trade name, d/b/a, unregistered trademark, and unregistered service mark used by the Company or any of the Company Subsidiaries in connection with its business.

                  (b) Except with respect to licenses of Software (i) generally available for an annual or one-time license fee of no more than $25,000, (ii) distributed as "freeware" or "shareware" or (iii) distributed via Internet access without charge, Schedule 5.12(b) sets forth a complete and accurate list (as of the date of this Agreement) of all agreements pursuant to which the Company or any of the Company Subsidiaries licenses in or otherwise is authorized to use any Technology or Intellectual Property used in the businesses of the Company and the Company Subsidiaries. Neither the Company nor the Company Subsidiaries is in default or breach under any material provision of any such licenses and authorizations, nor is the Company or any Company Subsidiary in default or breach of any license relating to open source or public library Software used in the development or modification of any Software distributed by the Company where the result of such default or breach may be to (i) affect the ownership of such Software by the Company or any Company Subsidiary or (ii) impose a duty on the Company or any Company Subsidiary to disclose proprietary source code of such Software to third parties. The Company has delivered to Parent correct, complete and current copies of all such agreements. Except pursuant to the agreements described in clause (i) above or identified on
Schedule 5.12(b), neither the Company nor any of the Company Subsidiaries is required, obligated, or under any liability whatsoever to make any payments in excess of $25,000 per year by way of royalties, fees or other express payment terms of the applicable agreements, to any third party with respect to use of any Technology or Intellectual Property.

                  (c) Except as are not and are not reasonably expected to be material to the Company and the Company Subsidiaries, to the Knowledge of the Company (i) the Company and the Company Subsidiaries own or otherwise have sufficient rights in and to all Software used in and necessary to conduct the business of the Company and the Company Subsidiaries as presently conducted including, without limitation, the design, development, manufacture, use, import, marketing, sale, distribution, and provision of Software and services provided by the Company and the Company Subsidiaries; and (ii) the Company and the Company Subsidiaries own or otherwise have sufficient rights in and to all Technology (other than Software) and Intellectual Property used in and necessary to conduct the business of the Company and the Company Subsidiaries as presently conducted including, without limitation, the design, development, manufacture, use, import, marketing, sale, distribution, and provision of the products, technology and services currently offered or proposed to be offered by the Company and the Company Subsidiaries.

                  (d) All Owned Registered IP (other than patents and patent applications) which is material to the business of the Company as presently conducted is owned entirely by the Company and the Company Subsidiaries, is valid and subsisting, and all patents and patent applications owned by the Company which are material to the business of the Company as presently conducted are owned entirely by the Company and the Company Subsidiaries and are valid and subsisting. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date hereof in connection with the Owned Registered IP have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Owned Registered IP in full force and effect. Schedule 5.12(d) sets forth a list, as of the date of this Agreement, of all filings, estimated payments (other than legal fees) or similar actions that must be taken by the Company within 120 days following the date hereof for the purposes of obtaining, maintaining, perfecting or renewing any such registrations and applications.

                  (e) Except for the need to make and obtain those filings and consents set forth in Schedule 5.3(b), neither the Company nor any of the Company Subsidiaries is, nor will it be, in material breach or default (or event which, with the giving of notice or lapse of time, or both, would become a default) of any agreement relating to any Intellectual Property of the Company or any of the Company Subsidiaries or any third party as a result of the execution and delivery of this Agreement, the performance of its obligations under this Agreement, or the operation of its business as currently conducted except where such breach or defaults, individually and in the aggregate, would not be expected to be material to the Company and the Company Subsidiaries taken as a whole. Neither the execution, delivery, or performance of this Agreement, the consummation of the transactions contemplated by this Agreement, nor the conduct of the business and operations of the Company and the Company Subsidiaries as presently conducted will result in: (i) Parent's granting to any third party any right to any Technology or Intellectual Property owned by, or licensed to, the Company and the Company Subsidiaries, (ii) Parent's being bound by, or subject to, any non-compete or similar restriction on its ability to conduct its business, or (iii) giving any Person any rights of termination, amendment, acceleration or cancellation of any material license or similar agreement relating to any Intellectual Property to which the Company or any of the Company Subsidiaries will be a party as of the Closing or by which any of its assets as of the Closing will be bound or affected as of the Closing.

                  (f) Schedule 5.12(f) sets forth a complete and accurate list (as of the date of this Agreement) of all agreements pursuant to which the Company or any of the Company Subsidiaries has licensed a third party to use any Technology or Intellectual Property owned or licensed by the Company or any of the Company Subsidiaries.

                  (g) Schedule 5.12(g) sets forth a complete and accurate list (as of the date of this Agreement) of all agreements pursuant to which the Company or any of the Company Subsidiaries has expressly agreed to indemnify a third party against a charge of infringement or misappropriation of any Intellectual Property of another Person.

                  (h) There are no agreements between the Company or any of the Company Subsidiaries and any third party relating to any Intellectual Property of the Company or any of the Company Subsidiaries or any third party under which there is (as of the date of this Agreement), or, to the Knowledge of the Company, is expected (as of the date of this Agreement) to be, any material dispute regarding the scope or performance of such agreement.

                  (i) Except as contemplated under this Agreement, neither the Company nor any of the Company Subsidiaries has transferred title to, or granted any exclusive license or right to use, or authorized joint ownership of, any Technology or Intellectual Property of the Company or any of the Company Subsidiaries, to any Person.

                  (j) Except as would not be material to the Company and the Company Subsidiaries taken as a whole, to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries, nor the manufacture, use, offer for sale, sale, importation by, or distribution by the Company or the Company Subsidiaries of any of their products has infringed or misappropriated any copyright, or patent right of any third party, and neither the Company nor any of the Company Subsidiaries has engaged in any operation or act that constitutes unfair competition or unfair trade practices against any third party. The

Company has not received any written notice, nor, to the Knowledge of the Company, any oral notice, of any alleged infringement of, or been notified of the existence of, any potentially adverse patent.

                  (k) There is no action, suit, proceeding, hearing, investigation, notice or complaint pending or, to the Knowledge of the Company, threatened, before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any of the Company's or any of the Company Subsidiaries' Technology or Intellectual Property, nor has any claim or demand been made that challenges the validity, enforceability, use or ownership of any of such Technology or Intellectual Property or alleges any infringement, misappropriation, violation, or unfair competition or trade practices (including, without limitation, any claim that the Company or any of the Company Subsidiaries must license or refrain from using any Technology or Intellectual Property of any third party), nor, to the Knowledge of the Company, is there any basis for any such claim or demand.

                  (l) To the Knowledge of the Company, no third party has infringed or misappropriated any of Company's or any of the Company Subsidiaries' Technology or Intellectual Property where the same would be material to the Company and the Company Subsidiaries taken as a whole. The Company has not brought any action, suit or proceeding or asserted any claim (other than claims that have been resolved to the Company's satisfaction) against any Person for infringing or misappropriating any of Company's or any of the Company Subsidiaries' Technology or Intellectual Property.

                  (m) None of the Company's or any of the Company Subsidiaries' owned Technology or Intellectual Property are subject to any outstanding injunction, decree, order, judgment, ruling, settlement agreement, or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of the Company Subsidiaries or affects the validity, use or enforceability of any such Technology or Intellectual Property.

                  (n) The Company and the Company Subsidiaries have taken reasonable steps to protect the Company's and the Company Subsidiaries' rights in their confidential information and trade secrets, except where a failure to do so would not be material to the Company and the Company Subsidiaries taken as a whole. The Company and the Company Subsidiaries have executed valid written agreements with all of their employees who have contributed to the development of the Technology and Intellectual Property of the Company and the Company Subsidiaries, in which such employees have, to the maximum extent permitted by law, assigned to the Company or the Company Subsidiaries all their rights in and to all Technology and Intellectual Property they may develop in the course of their employment and agreed to hold all trade secrets and confidential information of the Company and the Company Subsidiaries in confidence both during and after their employment. The Company and the Company Subsidiaries have executed valid written agreements with all consultants and contractors who have been retained in connection with the development of Technology and Intellectual Property by which the consultants and contractors have assigned to the Company or the Company Subsidiaries all their rights in and to such Technology and Intellectual Property and agreed to hold all trade secrets and confidential information of the Company and the Company Subsidiaries in confidence both during and after the term of their engagements, except where a failure to do so would not be material to the Company and the Company Subsidiaries taken as a whole.

                  (o) No trade secrets, or other confidential information, owned by the Company or any of the Company Subsidiaries the confidentiality of which is material to their businesses as currently conducted have been authorized to be disclosed or have actually been disclosed by the Company or any of the Company Subsidiaries to any of their employees or any third party other than pursuant to a written non-disclosure or confidentiality agreement (or any agreement containing a non-disclosure or confidentiality provision) that adequately protects the proprietary interests of the Company and the Company Subsidiaries in and to such trade secrets and confidential information.

                  (p) No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Intellectual Property owned by the Company or any of the Company Subsidiaries where, as a result of such funding or the use of such facilities, the government or any university, college, other educational institution or research center has any rights in such Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of the Company Subsidiaries who contributed to the creation or development of any Intellectual Property owned by the Company or any of the Company Subsidiaries has performed services for the government or a university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of the Company Subsidiaries.

                  (q) As of the date of this Agreement, the Company has no Knowledge of any facts or circumstances that would render any Intellectual Property owned by the Company or any of the Company Subsidiaries the validity or enforceability of which is material to their businesses invalid or unenforceable, or would adversely affect any pending application or registration with respect to any Intellectual Property owned by the Company or any of the Company Subsidiaries where such application or registration is material to their businesses.

                  (r) No open source or public library Software, including, but not limited to, any version of any Software licensed pursuant to any GNU public license, has been incorporated into any distributed products of the Company or any of the Company Subsidiaries. To the extent that any open source or public library Software was incorporated into or utilized by any products of the Company or any of the Company Subsidiaries, such open source or public library Software is not linked to the source code for the proprietary Software owned by the Company or the Company Subsidiaries in any manner that would require disclosure of the Company's proprietary source code to third parties.


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
                  (s) To the Knowledge of the Company, none of the Software owned by the Company and the Company Subsidiaries contains any program routine, device, or other undisclosed feature, including, without limitation, a time bomb, virus, drop-dead device, malicious logic, worm, trojan horse, bug, error, defect or trap door, that is designed to delete, disable, deactivate, interfere with, or otherwise harm the Software or the hardware, data, or computer programs or codes of a user of such Software, or that is designed to provide access or produce modifications not authorized by such user.

                  5.13 Insurance. Set forth in Schedule 5.13 is a list of all insurance policies and all fidelity bonds held by the Company or any of the Company Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. The insurance policies listed on Schedule 5.13 are in full force and effect and the Company has timely paid all applicable premiums thereunder. To the Knowledge of the Company, no event relating to the Company or any of the Company Subsidiaries has occurred which would reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which would reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired without renewal and been replaced in the Ordinary Course of Business, no insurance policy of the Company or the Company Subsidiaries has been cancelled within the last two (2) years and no written threat has been made to the Company to cancel any insurance policy of the Company or any of the Company Subsidiaries during such period. To the Knowledge of the Company, no event has occurred, including the failure by the Company or any of the Company Subsidiaries to give any notice or information or the Company or any of the Company Subsidiaries giving any inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Company or any of the Company Subsidiaries under any such insurance policies.

                  5.14 Material Contracts and Obligations. Schedule 5.14 sets forth a list of all material Contracts (the "MATERIAL CONTRACTS") to which the Company or any of the Company Subsidiaries is a party or by which it is bound as of the date of this Agreement, including: (a) each Contract which requires future expenditures by the Company or any of the Company Subsidiaries in excess of $50,000; (b) all items required to be listed on Schedule 5.16(a); (c) any Contract to which any stockholder, officer or director of the Company or any of the Company Subsidiaries, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities Act) of such Persons is a party; (d) any indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other Contract relating to or evidencing Indebtedness in excess of $50,000; (e) any lease or agreement (other than Intellectual Property and Technology licenses) under which the Company or any of the Company Subsidiaries is lessee of or holds or operates any tangible property, real or personal, owned by any other Person


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
under which payments to such Person exceed $50,000 per annum; (f) any lease or agreement (other than Intellectual Property and Technology licenses) under which the Company or any of the Company Subsidiaries is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by the Company or any of the Company Subsidiaries; (g) any agreement granting any option to purchase assets, or acquire a license, preemptive right, right of first refusal or similar right to any Person; (h) any covenant not to compete or similar restriction on its ability to conduct a business and any standstill agreements; (i) any Contract with customers or business partners of the Company or any of the Company Subsidiaries the loss of which would be material to the Company or the Company Subsidiaries, taken as a whole; (j) any Contract that contains a "most favored nation" or similar preferential pricing term; and (k) any agreement to register securities under the Securities Act of 1933, as amended (the "SECURITIES ACT"). The Company has made available to Parent copies of all of the Material Contracts (or written summaries in the case of oral Contracts). All of the Material Contracts are in full force and effect with respect to the Company or the Company Subsidiaries, and are valid and binding obligations of the Company or the Company Subsidiaries, enforceable against the Company or the Company Subsidiaries in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any of the Company Subsidiaries is in default under any material provision of any such Material Contracts and, to the Knowledge of the Company, no other party to any such Contract is in default under any material provision thereof. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written communication from any other party to any Material Contracts stating that such other party has decided or plans to terminate or otherwise discontinue such Contract.

                  5.15 Compliance. The Company and each of the Company Subsidiaries has complied, in all material respects, with all Laws and Orders applicable to its business and has procured all Permits required thereby. There is no term or provision of any Lien or Order binding upon the Company that has had or would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, none of the employees of the Company or any of the Company Subsidiaries is in violation of any contract or covenant (either with the Company or with another entity) relating to employment, patent, other proprietary information disclosure, non-competition, or non-solicitation, except for any violation which, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole.

                  5.16 Employee Benefits.

                  (a) Schedule 5.16(a) sets forth a correct and complete list of all "employee benefit plans" (as defined in Section 3(3) of ERISA), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices (other than any plans, programs, agreements, policies, schemes arrangement or payroll practices that are governed by, and do not provide for benefits in excess of those mandated by, the laws of a foreign jurisdiction), including bonus plans, employment, consulting or other compensation agreements with current employees, officers and directors (other than employment offer


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
letters for at-will employment and proprietary information and invention assignment agreements), collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries contributed or is obligated to contribute thereunder for the benefit of any current employees, officers and directors of the Company or any of the Company Subsidiaries or for the benefit of any former employees, officers or directors of the Company or any of the Company Subsidiaries that terminated service (the "EMPLOYEES") (collectively, the "COMPANY PLANS"), maintained by the Company or any of the Company Subsidiaries and any trade or business (whether or not incorporated) that would be treated as under common control or as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an "ERISA AFFILIATE") or to which the Company or any ERISA Affiliate contributed or, for the six (6) years immediately preceding the Closing Date has been obligated to contribute thereunder. The Company has made available to Parent true, correct, and complete copies of all the Company Plans, as amended (or, where oral, written summaries of the material terms thereof)

                  (b) None of the Company Plans that is an "employee pension plan" (as defined in Section 3(2) of ERISA) (i) is subject to Title IV of ERISA or Section 412 of the Code (the "TITLE IV PLANS"). (ii) is a "multiemployer plan" (as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN"), or (iii) is or has been subject to Sections 4063 or 4064 of ERISA, and for the six (6) years immediately preceding the Closing Date, neither the Company nor its ERISA Affiliates has maintained, been obligated to contribute to or otherwise incurred an obligation with respect to a Title IV Plan or a Multiemployer Plan.

                  (c) The Company Plans have been operated, administered and maintained in all material respects in accordance with their terms and applicable Laws. Each Company Plan intended to be qualified under Section 401(a) of the Code and any related trust thereunder intended to be exempt from Federal income taxation under Section 501(a) of the Code has either (i) applied for a favorable determination letter, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained at least one favorable determination, notification, advisory and/or opinion letter, as applicable, from the IRS on which the Company is entitled to rely, as to its qualified status; or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination, and nothing has occurred with respect to the operation of such Company Plan that would reasonably be expected to cause the revocation of such most recent determination (if any), or the imposition of any material liability, penalty or tax under ERISA or the Code.


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
                  (d) Except as otherwise provided in Schedule 5.16(d), none of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or under any similar state law (collectively, "COBRA"), and except at the expense of the participant or the participant's beneficiary. Each of the Company and any ERISA Affiliate which maintains a "group health plan" within the meaning of Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of COBRA.

                  (e) Except as set forth in Schedule 5.16(e), as contemplated by this Agreement or the transactions contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will or may reasonably be expected to (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan or Title IV Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or Title IV Plan.

                  (f) (i) Except as set forth in Schedule 5.16(f)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute an event under any Company Plan, employee agreement, trust or loan that will or may reasonably be expected to result in any payment (whether of severance pay or otherwise and including forgiveness of indebtedness), acceleration, vesting, distribution, increase in benefits under any Company Plan or employee arrangement or compensation to any Employee, or obligation to fund compensation or benefits with respect to any Employee. (ii) Except as set forth in Schedule 5.16(f)(ii), no payment or benefit which will or may be made under any Company Plan or Company employee agreement in connection with the consummation of the transactions contemplated hereby by the Company or Parent or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

                  (g) Except as otherwise set forth in Schedule 5.16(g), with respect to any employee benefit plans, programs, agreements, policies, schemes arrangement or payroll practices that are maintained for Employees outside of the United States (each a "FOREIGN PLAN"): (i) each Foreign Plan and the manner in which it has been administered satisfies all applicable Laws, in all material respects, (ii) all contributions to each Foreign Plan required through the Closing have been and will be made (or accrued) by the Company, (iii) each Foreign Plan is either fully funded (or fully insured, as applicable) based upon generally accepted local actuarial and accounting practices and procedures or adequate accruals for each Foreign Plan have been made in the Company's financial statements, (iv) there are no pending investigations, to the Knowledge of the Company, by any Governmental Body involving any Foreign Plan nor any pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; and (v) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material liability with respect to any


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
Foreign Plan. Without derogating from the above, the Company's obligations to provide severance pay to its employees are fully funded or have been properly provided for in the Company's financial statements. All other liabilities of the Company relating to its employees (excluding liabilities for illness pay) were properly accrued in the Company's financial statements.

                  5.17 Labor and Employment Matters.

                  (a) Neither the Company nor any of its Subsidiaries are a party to or bound by any collective bargaining contract, collective labor agreement or other contract or arrangement with a labor union, trade union or other organization involving any of its employees, or, except for Company Plans listed in Schedule 5.16(a), is otherwise required (under any legal requirement, under any contract or otherwise) to provide benefits or working conditions beyond the minimum benefits and working conditions required by law to be provided pursuant to rules and regulations of any jurisdiction in which the Company and its subsidiaries have employees, and the Company has not been officially informed in writing that any petition has been filed or proceeding instituted by an employee or group of employees of the Company, or any of its Subsidiaries, with any Governmental Body seeking recognition of a bargaining representative. Except as set forth in Schedule 5.16(f)(i), (f)(ii) or (g), neither the Company nor any of its Subsidiaries have or are subject to, and no employee of the Company or any of its Subsidiaries benefits from, any extension order or any contract or arrangement with respect to termination of employment. All of the employees of the Company and its subsidiaries are "at will" employees subject to the termination notice provisions included in employment agreements or applicable Law.

                  (b) (A) To the Company's Knowledge, there is no labor strike, dispute, slow down or stoppage pending or threatened against the Company or any of its Subsidiaries; (B) neither the Company nor any of its subsidiaries has received in the last twenty-four (24) months any written demand letters, civil rights charges, suits or drafts of suits with respect to claims made by or on behalf of any of their respective employees which would be reasonably expected to have a Company Material Adverse Effect; and (C) to the Company's Knowledge, there are no pending claims, civil rights charges, suits or drafts of suits with respect to claims made by or on behalf of its employees.

                  (c) All amounts that the Company or any Company Subsidiary is legally or contractually required either (A) to deduct from its employees' salaries or to transfer to such employees' pension or provident, life insurance, incapacity insurance, continuing education fund or other similar fund as required by any Company Plan, or (B) to withhold from their employees' salaries and pay to any Governmental Body as required by applicable Laws have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor any of its Subsidiaries has any outstanding obligation to make any such deduction, transfer, withholding or payment.

                  (d) The Company is not liable for any material payment to any trust or other fund or to any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for


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
Employees (other than routine payments to be made in the Ordinary Course of Business).

                  (e) The Company and its Subsidiaries are in compliance with all Laws and regulations pertaining to the payment of wages and overtime and with all Laws and Orders relating to the employment of labor, except for such non-compliance as will not be material to the Company and the Company Subsidiaries taken as a whole.

                  (f) Schedule 5.17(f)(i) contains a true and complete list as of the date hereof of the employees employed by the Company and its Subsidiaries, indicating the title of any agreements concerning such employees and a listing of the rate of all current salary and bonuses payable by the Company or its Subsidiaries to each such employee. The Company has made available to Parent a copy of each employment, consulting or independent contractor agreement, confidentiality/assignment of inventions agreement and/or non-competition agreement entered into with an employee or service provider of the Company or its Subsidiaries. Except as set forth on Schedule 5.17(f)(ii), each such consulting agreement entered into by the Company is substantially in the standard form of consulting agreement previously provided to Parent.

                  5.18 Litigation. Except as set forth in Schedule 5.18, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries (or pending or, to the Knowledge of the Company, threatened, against any of the officers, directors or employees of the Company or any of the Company Subsidiaries with respect to their business activities on behalf of the Company), or to which the Company or any of the Company Subsidiaries is otherwise a party before any Governmental Body, other than any Legal Proceeding which is not reasonably expected be material to the Company and the Company Subsidiaries taken as a whole. Neither the Company nor any Company Subsidiary is subject to any Order (other than Orders of general applicability to the Company's industry or business). Neither the Company nor any Company Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.

                  5.19 Related Party Transactions. No officer or director of the Company or any of the Company Subsidiaries (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of the Company Subsidiaries, (B) engaged in a business substantially similar to the business of the Company or any of the Company Subsidiaries, or (C) a participant in any transaction to which the Company or any of the Company Subsidiaries is a party or (ii) is a party to any Contract with the Company or any of the Company Subsidiaries; provided, however, that the foregoing shall exclude the ownership of not more than two percent (2%) of the outstanding equity securities of a corporation whose stock is listed on a stock exchange.


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
                  5.20 Banks. Schedule 5.20 contains a complete and correct list of the names and locations of all banks in which Company or any Company Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

                  5.21 State Take Over Statutes. Neither Section 203 of the DGCL nor any other state takeover or similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

                  5.22 Financial Advisors. Except as set forth on Schedule 5.22, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof. Schedule 5.22 sets forth all Transaction Expenses for which the Company is liable and includes the Company's good faith estimate of all Transaction Expenses it expects to incur from the date of this Agreement through the Closing Date.

                  5.23 Environmental Matters.

                  (a) Except as set forth on Schedule 5.23 and except for those matters that are not, and would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) each of the Company and the Company Subsidiaries is in compliance with all applicable laws relating to the environment or the protection thereof ("ENVIRONMENTAL LAWS"), (ii) there is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any real property owned, operated or leased by the Company or any of the Company Subsidiaries, and (iii) neither the Company nor any of the Company Subsidiaries has received any written notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws.

                  (b) Without limiting the generality of Section 5.23(a), except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, the Company and the Company Subsidiaries are in and have been in compliance with the laws and regulations in each European Union ("EU") member state implementing EU Directive 2002/95/EC on the Restriction of Use of Hazardous Substances in Electrical and Electronic Equipment ("ROHS") and EU Directive 2002/96/EC on Waste from Electrical and Electronic Equipment ("WEEE") and have developed and implemented programs to maintain compliance.

                  5.24 Receivables. All Receivables reflected on the Balance Sheet (other than those identified as inter-company receivables) (i) arose from the sale of services or products to Persons who are not Affiliates of the Company or any Company Subsidiary in the Ordinary Course of Business and (ii) are to the Knowledge of the Company collectible, subject to any reserves therefor set forth on the Balance Sheet. Except as set forth on Schedule 5.24,


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
neither the Company nor any Company Subsidiary has received written notice of any claims of set-off or other defenses or counterclaims to any such Receivable, other than normal cash discounts accrued in the Ordinary Course of Business. Except as set forth on Schedule 5.24, neither the Company nor any Company Subsidiary has any lien subsisting over any part of its present or future revenues.

                  5.25 Outstanding Obligations. The aggregate amount of all obligations due by the Company to Venture Lending & Leasing III, Inc. and Solectron Corporation and their affiliates does not exceed $23,000,000.

                  5.26 UTStarcom Agreement. The Second Amended and Restated License Agreement between the Company and UTStarcom, Inc., dated May 18, 2006, provides for UTStarcom's right to make, have made, sell and distribute, among other things, the Company's V2 and V4 Node B base stations and end-user devices based on the Company's SOC1 and SOC2 ASICs and the Company's SOC2.1 Chipset. Future versions of the Company's Node B base station (such as the Company's V5 base station) and the Company's ASIC and chipset (such as the Company's SOC3
ASIC) are not covered by such License Agreement.

                  5.27 No Other Representations, Etc. Except for the representations and warranties contained in this Article V (as modified by the Company Disclosure Letter), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, the Company Subsidiaries or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Company or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this
Article V (as modified by the Company Disclosure Letter), the Company hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Parent, Merger Sub or any of their Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any director, officer, employee, agent, consultant, or representative of the Company or any of its Affiliates). The disclosure of any matter or item in the Company Disclosure Letter shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed.

                                   ARTICLE VI

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                  Parent and Merger Sub represent and warrant to the Company on the date hereof, that subject to such exceptions and disclosures as set forth in the disclosure letter supplied by Parent to the Company dated as of the date hereof (the "PARENT DISCLOSURE LETTER") (it being understood and agreed that the disclosure set forth in a specific section or subsection of the Parent Disclosure Letter shall qualify the representations and warranties set forth in the corresponding section and subsection of this Article VI (whether or not a


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
specific cross-reference is included therein) if and to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to such other section or subsection):

                  6.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite entity power and authority to own, lease and operate properties and carry on its business as now conducted. Parent is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect with respect to Parent (a "PARENT MATERIAL ADVERSE EFFECT").

                  6.2 Authorization of Agreement. Each of Parent and Merger Sub has full corporate or limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent and/or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (the "PARENT DOCUMENTS"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each of the Parent Documents have been duly authorized by all necessary corporate or limited liability company action on behalf of Parent and Merger Sub and no other corporate or limited liability company action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the transactions contemplated hereby, including the Merger. This Agreement has been, and each Parent Document will be at or prior to the Closing, duly executed and delivered by each of Parent and Merger Sub and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  6.3 Conflicts; Consents of Third Parties.

                  (a) Neither of the execution, delivery and performance by Parent and Merger Sub of this Agreement and of the Parent Documents, the consummation of the transactions contemplated hereby or thereby, including the Merger, by Parent and Merger Sub, nor the compliance by Parent and Merger Sub with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of organization, operating agreement, certificate of incorporation or by-laws of Parent or Merger Sub, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which Parent is a party or by which Parent or its properties or assets are bound or (iii) violate any Law or Order of any Governmental Body by which Parent is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

                  (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body, including any consent, waiver or approval of any Parent stockholder, is required on the part of Parent and Merger Sub in connection with the execution and delivery of this Agreement or the Parent Documents or the compliance by Parent and Merger Sub with any of the provisions hereof or thereof, except for (i) those consents and filings set forth on Schedule 6.3(b),
(ii) any notices required to be filed under the HSR Act, (iii) the filings required under, and in compliance with, other applicable requirements of Foreign Antitrust Laws, (iv) the filing of the Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL, (v) in connection with official notice of authorization for listing the Parent Common Stock to be issued at the Effective Time on the NASDAQ Global Market and (vi) any consent, waiver, approval, Order, Permit, authorization, declaration, filing or notification the failure of which to be obtained or made, individually or in the aggregate, would not, individually or in the aggregate, be material to Parent and Parent Subsidiaries, taken as a whole.

                  6.4 Compliance with Laws. Parent and Merger Sub are, and have been at all times since April 13, 2005, in compliance with all applicable laws. There is no term or provision of any Lien or Order binding upon the Company that has had or would reasonably be expected to have a Parent Material Adverse Effect.

                  6.5 Charter Documents; Capitalization.

                  (a) Parent has delivered to the Company true, correct and complete copies of its certificate of incorporation (certified by the Delaware Secretary of State) and its bylaws (certified by the secretary, assistant secretary or other appropriate officer of Parent), each of Parent's certificate of incorporation and bylaws as currently in effect.

                  (b) The authorized capital stock of Parent consists of:

                           (i) 400,000,000 shares of Parent Common Stock and
                  (ii) 25,000,000 shares of Parent Preferred Stock, par value $0.001 per share. As of March 29, 2007, (i) 84,470,085 shares of Parent Common Stock were issued and outstanding and (ii) 355,000 shares of Parent Preferred Stock were issued and outstanding. As of such date, 19,777,348 shares of Parent Common Stock were reserved for issuance, of which 17,183,743 were reserved for issuance upon the exercise of granted and outstanding options under the NextWave Wireless Inc. 2005 Stock Incentive Plan, the NextWave 2007 New Employee Stock


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                  Incentive Plan, the PacketVideo Corporation 2005 Equity
                  Incentive Plan, the Cygnus Communications, Inc. 2004 Stock Option Plan and the Go Networks Inc. Stock Bonus Plan (the "PARENT STOCK PLANS") and upon exercise of the Parent's outstanding warrants and 2,593,605 were available for future option grants.

                  All shares of Parent Common Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights, and issued in compliance with applicable federal and state securities laws.

                  (c) Except as disclosed in its filings with the Securities and Exchange Commission (the "SEC") pursuant to Sections 13 and 15 of the Exchange Act, there is no existing option, warrant, call, right or Contract of any character to which Parent is a party requiring, and there are no securities of Parent outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of Parent or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of Parent. Parent is not a party to any voting trust or other Contract with respect to the voting, redemption, registration under the Securities Act, sale, transfer or other disposition of the capital stock or other equity securities of Parent.

                  6.6 Merger Sub. Merger Sub is a direct, wholly-owned entity of Parent, which the parties agree should be disregarded as a separate entity for federal income tax purposes (and the Parent will not file an election to treat the Merger Sub as a corporation for federal income tax purposes), was formed solely for the purpose of engaging in the transaction contemplated by this Agreement, has engaged in no other business activities, and has no material assets or liabilities and has conducted its operations only as expressly contemplated hereby. Parent owns beneficially and of record all outstanding capital and other equity interests of Merger Sub free and clear of any Liens and no other Person holds any capital and other equity interests of Merger Sub, nor has any rights to acquire any interest in Merger Sub.

                  6.7 Financial Statements. At the time they were filed with the SEC, the consolidated financial statements of Parent included in Parent's Annual Report on Form 10-K for the year ended December 31, 2006 complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as then in effect, had been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Parent has no Indebtedness or Liabilities of any kind required to be reflected in or reserved against in balance sheets prepared in accordance with GAAP other than those (i) fully reflected in or reserved against in the Parent Balance Sheet or (ii) incurred in the ordinary course of business since the Parent Balance Sheet Date. There are no known


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Liabilities not reflected on the Parent Balance Sheet which would reasonably be expected to be material to the Parent and Parent Subsidiaries, taken as a whole.

                  6.8 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened, against Parent or any Parent Subsidiary that are reasonably likely to prohibit or restrain the ability of Parent and Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby or that would reasonably be expected to be material to the Parent and Parent Subsidiaries taken as a whole.

                  6.9 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for either Parent or Merger Sub in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

                  6.10 SEC Filings. Parent, or its predecessor, NextWave Wireless, LLC, has filed with the SEC all forms, reports and documents required to be filed by Parent since April 13, 2005 (collectively, the "PARENT SEC Reports"). As of their respective dates, the Parent SEC Reports (including any Parent SEC Reports filed after the date of this Agreement until the Closing) (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC. The audited balance sheet of Parent contained in Parent SEC Reports as of December 31, 2006 is hereinafter referred to as the "PARENT BALANCE SHEET."

                  6.11 S-3 Eligibility. Parent will be eligible on June 30, 2007 to file registration statements on Form S-3, including but not limited to satisfying the "Registrant Requirements" of General Instruction I.A. to Form S-3 as such Form S-3 is in effect as of the date of this Agreement.

                  6.12 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, since the date of the Parent Balance Sheet through the date of this Agreement, there has not been (i) any Parent Material Adverse Effect, (ii) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or Regulation S X under the Exchange Act, or (iii) any material revaluation by Parent of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

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                  6.13 No Other Representations, Etc. Except for the
representations and warranties contained in this Article VI (as modified by the Parent Disclosure Letter), neither the Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent, Merger Sub, the Subsidiaries of Parent or the transactions contemplated by this Agreement, and Parent and Merger Sub disclaims any other representations or warranties, whether made by Parent or any of its Affiliates, officers, directors, employees, agents or representatives. Except for the representations and warranties contained in this Article VI (as modified by the Parent Disclosure Letter), Parent hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Company or any of its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Company by any director, officer, employee, agent, consultant, or representative of Parent or any of its Affiliates). The disclosure of any matter or item in the Parent Disclosure Letter shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed.

                                   ARTICLE VII

                                    COVENANTS

                  7.1 Access to Information.

                  (a) The Company agrees that, after the date hereof and prior to the Effective Time, Parent shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and the Company Subsidiaries and such examination of the books, records and financial condition of the Company and the Company Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Company shall reasonably cooperate, and shall cause the Company and the Company Subsidiaries to reasonably cooperate, with all such reasonable requests. No investigation by Parent prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement or the other Company Documents. In order that Parent may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and the Company Subsidiaries, the Company shall use commercially reasonable efforts to cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and the Company Subsidiaries to cooperate fully with such representatives in connection with such review and examination. The Company consents to Parent contacting and/or meeting with the customers listed on Schedule 7.1 in connection with the foregoing and to discuss the Company's standing, performance and condition and issues related to the consummation of the transactions contemplated by this Agreement; provided that the Company is given reasonable advance notice and an


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opportunity to participate in any such contact or meeting and that the parties cooperate as to how the contact or meeting should be conducted. Notwithstanding any other provision hereof, neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information in such a manner as would (A) jeopardize the attorney-client privilege of the institution in possession or control of such information or (B) contravene any Law or Order.

                  7.2 Conduct of the Business Pending the Closing.

                  (a) Except as otherwise contemplated by this Agreement or permitted with the prior written consent of Parent (which consent is sufficient if evidenced by an email from Parent's chief executive officer, chief financial officer or chief legal counsel or otherwise required by Law or Order, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause the Company Subsidiaries to:

                           (i) conduct the respective businesses of the Company
                  and the Company Subsidiaries only in the Ordinary Course of Business;

                           (ii) use its commercially reasonable efforts to (A)
                  preserve its present business operations, organization and goodwill of the Company and the Company Subsidiaries and (B) preserve its present relationship with Persons having material business dealings with the Company and the Company Subsidiaries;

                           (iii) use its commercially reasonable efforts to
                  maintain (A) all material assets and properties of the Company and the Company Subsidiaries in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Company and the Company Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

                           (iv) give all required notices of the transactions
                  contemplated by this Agreement and use its commercially reasonable efforts to obtain all third party consents material to the Company's business that are necessary or advisable in order to consummate the transactions contemplated by this Agreement;

                           (v) not take any action which would reasonably be
                  expected to adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

                           (vi) at the Parent's request, take reasonable steps
                  to terminate any Company Plan that is intended to be qualified under Section 401(a) and (k) of the Code, such plan termination to become effective before the Effective Time; and

                           (vii) to provide Parent with all Tax Returns of the
                  Company and the Company Subsidiaries at least twenty (20) days prior to their due date for Parent's review and consent, which consent shall not be unreasonably withheld.


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
                  (b) Except as otherwise expressly provided in this Agreement or permitted with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed, and is sufficient if evidenced by an email from Parent's chief executive officer, chief financial officer or chief legal counsel) or otherwise required by Law or Order, during the period from the date of this Agreement to the Effective Time, the Company shall not and shall not permit the Company Subsidiaries to:

                           (i) except to the extent required by the Company's
                  currently effective certificate of incorporation, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of the capital stock of the Company or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Company Subsidiaries, except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Company with respect to shares of Common Stock;

                           (ii) transfer, issue, sell or dispose of any shares
                  of capital stock or other securities of the Company or any of the Company Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or any of the Company Subsidiaries, except pursuant to obligations existing on the date of this Agreement and previously disclosed to Parent provided, however, that the Company shall be permitted to issue for cash, equity securities of the Company or convertible debt instruments that convert automatically into equity of the Company at the Closing or warrants to purchase equity of the Company that terminate upon the Closing, if and only if (A) the investors acquiring such securities consent to the terms of the Merger and do not have any right to prohibit or delay consummation of the Merger, (B) the terms of such financing are commercially reasonable, and the terms and all documents relating thereto are provided to Parent sufficiently in advance of consummating such financing, (C) Parent shall have declined to provide such financing and (D) the aggregate amount of equity and debt raised does not exceed $3,500,000; provided, however, that if the Closing has not occurred on or prior to May 31, 2007, this amount shall be increased to $7,000,000.

                           (iii) effect any recapitalization, reclassification,
                  stock split or like change in the capitalization of the Company or any of the Company Subsidiaries;

                           (iv) (A) increase the annual level of compensation of
                  any employee of the Company or any of the Company Subsidiaries, (B) increase the annual level of compensation payable or to become payable by the Company or any of the Company Subsidiaries to any of their respective executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) increase the coverage or benefits available under any Company Plan (or create any new similar plan) or otherwise modify or amend or terminate any


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                  such plan or arrangement or (E) enter into any collective
                  bargaining, employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or any of the Company Subsidiaries is a party or involving a current or former director, officer or employee of the Company or any of the Company Subsidiaries;

                           (v) incur or assume any Indebtedness (other than
                  existing Indebtedness or as provided in clause (ii) above);

                           (vi) except for Permitted Exceptions, subject to any
                  Lien or otherwise encumber or permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible), or any shares of capital stock of the Company or any of the Company Subsidiaries;

                           (vii) acquire any material properties or assets or
                  sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company and the Company Subsidiaries, including Intellectual Property;

                           (viii) enter into or agree to enter into any merger
                  or consolidation with, any corporation or other entity, or invest in, make a loan, material advance or capital contribution to, or otherwise acquire the securities of any other Person, except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Company with respect to shares of Common Stock;

                           (ix) cancel or compromise any material debt or claim
                  or waive or release any material right of the Company or any of the Company Subsidiaries except in the Ordinary Course of Business and except for the extension of the maturity date under the Convertible Promissory Notes issued by the Company in September and October 2006;

                           (x) enter into any commitment for capital
                  expenditures of the Company and its Subsidiaries in excess of $50,000 for any individual commitment and $100,000 for all commitments in the aggregate;

                           (xi) enter into, modify or terminate any labor or
                  collective bargaining agreement of the Company or any of its Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;

                           (xii) permit the Company or any of the Company
                  Subsidiaries to enter into any transaction or to enter into, modify or renew any Contract which would be a Material Contract if entered into prior to the date hereof or that would reasonably be expected to have a Material Adverse Effect;

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
                           (xiii) except for transfers of cash pursuant to
                  normal cash management practices in the Ordinary Course of Business, permit the Company or any of the Company Subsidiaries to make any investments in or loans to, or pay any fees or expenses to (other than pursuant to existing Contracts or policies), or enter into or materially modify any Contract with any Affiliate of the Company or any of the Company Subsidiaries, or any director, officer or employee of the Company or any of the Company Subsidiaries (other than Contracts with new employees in the Ordinary Course of Business);

                           (xiv) make or revoke any material election in respect
                  of Taxes, change any accounting method in respect of material Taxes, prepare any Tax Return in a manner which is not consistent with past practice with respect to the treatment of items on such Tax Return, file any amendment to a Tax Return that will or may more than immaterially increase the liability of the Company or any Company Subsidiary after the Closing, incur any liability for Taxes other than in the Ordinary Course of Business, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes or surrender any right to claim a refund of Taxes or obtain or enter into any Tax ruling or agreement with any Taxing Authority;

                           (xv) enter into any Contract, understanding or
                  commitment that restrains, restricts, limits or impedes the ability of the Company or any Company Subsidiary to compete with or conduct any business or line of business in any geographic area or enter into, modify, amend or terminate any Contract which if so entered into, modified, amended or terminated would be reasonably be expected to have a Material Adverse Effect;

                           (xvi) terminate, amend, restate, supplement or waive
                  any rights under any Material Contract or Permit that would reasonably be expected to have a Material Adverse Effect; and

                           (xvii) agree to do anything prohibited by this
                  Section 7.2.

                  7.3 Notice of Changes. The Company and Parent shall promptly advise the other party orally and in writing of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement becoming untrue or inaccurate in any material respect if such would give rise to a failure of a condition set forth in Section 8.1(a) or
Section 8.1(b) or (ii) the failure of it (and, in the case of Parent, of Merger
Sub) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

                  7.4 Fees and Expenses. Except as provided below, all fees and expenses incurred in connection with this Agreement, the Merger and the transactions contemplated herein, including the Transaction Expenses, shall be


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paid by the party incurring such fees or expenses. Notwithstanding the foregoing, all Transaction Expenses (outstanding as of the Closing) up to $3,000,000 shall be paid by the Company, and all Transaction Expenses (outstanding as of the Closing) in excess of $3,000,000 shall be paid as follows: 50% of all such Transaction Expenses shall be paid by the Company, and 50% shall be deducted from the Initial Closing Consideration. The Company shall use its commercially reasonable efforts to deliver to Parent, no later than three (3) Business Days prior to the Closing Date, pay-off letters in respect of the Transaction Expenses from any and all third-party service providers to whom payments are required to be made by the Company and the Company Subsidiaries, as the case may be, in connection with the transactions contemplated by this Agreement and from each holder of the Convertible Notes. The pay-off letters shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company and the Company Subsidiaries with respect to all Transaction Expenses. At the Effective Time, Parent shall disburse to the Persons indicated on the Allocations Spreadsheet amounts equal to the Transaction Expenses.

                  7.5 Commercially Reasonable Efforts; Regulatory Approvals.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

                  (b) In connection with and without limiting Section 7.5(a), each of the Company and its Board of Directors and Parent and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement.

                  7.6 Transaction Related Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation or other third-party litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent's prior written consent, such consent not to be unreasonably withheld or delayed.

                  7.7 No Solicitation by the Company; Etc.


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
                  (a) The Company shall, and the Company shall cause the Company Subsidiaries to, and each shall use its reasonable best efforts to cause its respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, "REPRESENTATIVES") to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal, and use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, the Company Subsidiaries or Representatives. The Company shall not, and shall not permit its Representatives or the Company Subsidiaries to directly or indirectly
(i) solicit, initiate, knowingly facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) other than informing Persons of the existence of the provisions contained in this Section 7.7, participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company Subsidiaries or Representatives shall be deemed to be a breach of this Section 7.7 by the Company.

                  (b) In addition to the other obligations of the Company set forth in this Section 7.7, the Company shall promptly advise Parent, in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

                  7.8 Indemnification; Insurance.

                  (a) The right to indemnification conferred upon the officers and directors of the Company and the Company Subsidiaries by such company's certificate of incorporation or other organizational documents as in effect as of the date hereof shall include to the fullest extent not prohibited by Law the right to be paid by the Company for any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the DGCL or other applicable Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made


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only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the certificate of incorporation or other organizational document of Company or the Company Subsidiary.

                  (b) Parent will arrange and pay for a six (6) year run-off director and officer liability insurance policy, effective as of the Closing, for the benefit of the directors and officers of the Company prior to the Closing Date. The run-off policy will provide continuing liability coverage, equivalent as to limits, deductibles and other features to the current director and officer liability insurance policy, for claims made against the directors and officers of the Company prior to the Closing Date during the term of the policy following the Closing Date for actions taken by or omitted to be taken by them prior to the Closing Date.

                  (c) Notwithstanding Section 7.8(b), all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company's certificate of incorporation, the Company's bylaws or any written indemnification agreement between such directors or officers and the Company (in each case, as in effect on the date hereof), unless otherwise released, shall be assumed by the Surviving Corporation (and its successors and assigns) in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall, following the Closing, continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of indemnified parties, unless such modification is required by Law.

                  (d) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation, assume all of the obligations of the Surviving Corporation set forth in this Section 7.8 and if Surviving Corporation fails to perform such obligations, Parent shall be responsible for the performance of such obligations.

                  (e) The provisions of this Section 7.8 shall survive the consummation of the Merger and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent or the Surviving Corporation under this Section 7.8 shall not be terminated or modified in such a manner as


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to adversely affect the rights of any Indemnified Party under this Section 7.8 without the consent of such affected Indemnified Party. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 7.8 and if Surviving Corporation fails to perform such obligations, Parent shall be responsible for the performance of such obligations.

                  7.9 Confidentiality. Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, dated effective as of November 8, 2006, between Parent and the Company (as it may be amended from time to time, the "CONFIDENTIALITY AGREEMENT"), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement.

                  7.10 Publicity. None of the Company or Parent shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable Law, the party intending to make such release shall use its reasonable best efforts consistent with such applicable Law to consult with the other party with respect to the text thereof.

                  7.11 Employee Matters.

                  (a) Subject to Section 7.12, Parent covenants and agrees that for a period of one year following the Closing, it will not reduce the salary (rate of wages) of or make an adverse change in the position held by any of the employees of the Company and the Company Subsidiaries who were employed immediately prior to the Closing; provided, however, that such employees shall continue their employment on an "at-will" basis following the Closing.

                  (b) For a period of one year following the Closing, or such longer period of time required by applicable Law, Parent shall cause to be provided to employees of the Company or any of the Company Subsidiaries the Company Plans (and Foreign Plans, if applicable) which are welfare benefit plans or with coverage under other welfare benefit plans comparable in the aggregate to such Company Plans (and Foreign Plans, if applicable) immediately prior to the Closing; provided, that for purposes of eligibility for participation and vesting within such other welfare benefit plans, employees of the Company or any of the Company Subsidiaries shall receive credit for all of their service with the Company and the Company Subsidiaries to the same extent such service was recognized under the corresponding or similar Company Plan (and Foreign Plan, if applicable).

                  (c) Parent shall establish an employee retention stock pool (the "IPWIRELESS STOCK BONUS PLAN") consisting of shares of Parent Common Stock for employees, officers and consultants of the Company, having an aggregate value of $7,000,000 at the time of issuance as determined pursuant to the terms of the IPWireless Stock Bonus Plan, as set forth in Exhibit D.


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
                  7.12 Employee Agreements. The Company will use its commercially reasonable efforts to cause Bill Jones, Alan Jones, Malcolm Gordon and Roger Nichol to enter into the form of the Non-Competition Agreement set forth as Exhibit F. The Company will not be obligated to offer to any such employee any consideration as an inducement or consideration to enter into the Non-Competition Agreement and will not be obligated to terminate the employment of any employee who declines to execute the Non-Competition Agreement.

                  7.13 Options. The Board of Directors of the Company shall make such amendments and adjustments to, or make such determinations with respect to, the Company Stock Options as are necessary to implement the provisions of
Section 3.1(i). Without limiting the foregoing, subject to applicable Laws, the Company shall take all actions necessary to ensure that, following the Effective Time, the Company will not be bound by any options, stock appreciation rights, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof. Prior to the Effective Time, the Company shall take all actions necessary to terminate the IPWireless Inc. 1999 Stock Plan, such termination to be effective at or before the Effective Time.

                  7.14 Board of Directors.

                  (a) Parent shall appoint William Jones to the Board of Directors of Parent on or prior to Closing (the "DESIGNATED DIRECTOR"). The Designated Director shall be included in the slate of nominees to be recommended by such Board of Directors to Parent's stockholders for election as a director at each meeting of stockholders of Parent at which directors of the class of which the Designated Director is a member are to be elected. In the event that William Jones shall cease to serve as a director of Parent for any reason, a successor designated by the Stockholder Representative shall be appointed to the Board of Directors immediately following such cessation of service. Such successor thereafter shall be included in the slate of nominees to be recommended by such Board of Directors to Parent's stockholders for election as a director at each meeting of stockholders of Parent at which directors of the class of which the Designated Director is a member are to be elected.

                  (b) The Chief Executive Officer of Parent or, at such officer's designation, William Jones shall hold quarterly meetings with the Stockholder Representative and such other representatives of former holders of Preferred Stock of the Company (not to exceed four individuals) as may be designated by the Stockholder Representative for purposes of discussing the business of Parent, including its Subsidiaries that operate the Public Safety Business and the TDtv Business. Such meetings shall be held during normal business hours at a location mutually acceptable to the participants. During such meetings, Parent shall provide to the Stockholder Representative and such former holders recent income statements and balance sheets for such business as well as such other information as is reasonably requested by such attendees for purposes of understanding the results of operations and financial condition of


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
such business. To the extent that any such information is non-public, Parent may precondition the provision of such information on the execution of a customary confidentiality agreement by each of the attendees.

                  (c) The provisions of this Section 7.14 shall remain in full force and effect until, and shall automatically terminate after, payment of the 2009 Earnout Amount.

                  7.15 Tax Matters.

                  (a) Tax Returns. Parent shall cause to be prepared and filed in a timely manner all Tax Returns relating to the Company and any of the Company Subsidiaries with respect to any Pre-Closing Tax Period or Straddle Period that have not been filed on or before the Closing Date ("PRE-CLOSING TAX RETURN"). Such Pre-Closing Tax Returns shall be prepared, and each item thereon treated, in a manner consistent with past practices employed with respect to the Company and the Company Subsidiaries (except to extent the Parent determines there is no reasonable basis in law therefore or determines that a Tax Return cannot be so prepared and filed or an item so reported without being subject to penalties). With respect to any Pre-Closing Tax Return, the Stockholder Representative shall have the right to review and consent to such Pre-Closing Tax Returns prior to the filing of such Pre-Closing Tax Returns, such consent not to be unreasonably withheld.

                  (b) Taxable Merger. Unless otherwise required by Law, the parties hereto shall treat the Merger as a direct taxable purchase of stock from the stockholders of the Company for United States federal income tax purposes and the parties hereto shall not treat the Merger as a reorganization under
Section 368 of the Code and the Treasury Regulations promulgated thereunder for any Tax reporting purposes. Parent shall not take, and shall omit from taking, and will cause the Company after the Closing not to take or omit from taking any action that could cause the Merger to qualify as a reorganization with the meaning of Section 368(a) of the Code.

                  (c) Actions on the Closing Date and Tax Elections. Neither the Company nor any Company Subsidiary will take, and the Parent will not permit either the Company or any Company Subsidiary to take, any action on the Closing Date after the Closing that could result in any income Tax Liability to the Company or any Company Subsidiary on the Closing Date other than any action taken in the ordinary course of business consistent with past practices of the Company or the Company Subsidiary, as the case may be; provided, however, that the foregoing shall not preclude Parent from making a Section 338(g) election under the Code, and in the event such an election is made on or after the Closing Date, any Tax Liability arising therefrom shall not be considered a Loss subject to Indemnification.

                  (d) Application for Waiver of Singapore Continuity Requirement. The Company shall cause each Company Subsidiary that has unabsorbed capital allowances or losses for Singapore tax purposes to take any and all actions reasonably necessary to apply for and to use commercially reasonable


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efforts to obtain a waiver from the Ministry of Finance in Singapore of the continuity of ownership requirement provided for in Sec. 23 and Sec. 37(2)(a) of the Income Tax Act of Singapore, provided, however, that such waiver(s) need not be obtained prior to Closing.

                  7.16 Reservation and Listing of Parent Common Stock. Effective at or prior to the Effective Time, Parent shall reserve (free from preemptive rights) out of its reserved but unissued shares of Parent Common Stock sufficient shares of Parent Common Stock to provide for the issuance by Parent of all shares of Parent Common Stock that may be issued as a result of the Merger and the transactions contemplated hereby. Parent shall take all action necessary to cause the shares of Parent Common Stock to be issued at the Effective Time to be approved for listing on the NASDAQ Global Market at or prior to the Effective Time and will take all action necessary to cause any additional shares of Parent Common Stock to be issued after the Effective Time pursuant to this Agreement to be approved for listing on the NASDAQ Global Market prior to their issuance.

                  7.17 Information Statement. Promptly after the execution of this Agreement, the Company shall prepare, in consultation with Parent, an information statement (the "INFORMATION STATEMENT") which describes the principal terms of this Agreement, and the transactions contemplated hereby, and in accordance with Section 262 of the DGCL (a) notifies the Company Stockholders whose approval of this Agreement and the transactions contemplated hereby has not been obtained of the approval of this Agreement, the Merger and the transactions contemplated hereby by the Board of Directors of the Company and
(b) provides copies of the applicable dissenters' rights statutes and a description of the procedure to be followed. The Company shall mail or cause to be mailed the Information Statement to such Company Stockholders, at their address of record on the books of the Company, promptly upon completion thereof. The Company shall not cause the Information Statement to be distributed without Parent's approval, which shall not be unreasonably withheld or delayed; provided, that Parent shall in no way be responsible for any of the content of the Information Statement except as it pertains to and has been supplied in writing by Parent for inclusion therein.

                  7.18 Registration Statement. Parent shall file with SEC a registration statement covering the resale of the Parent Common Stock (the "REGISTRATION STATEMENT") to be issued on the Closing Date within five (5) Business Days after Parent becomes eligible to use a Registration Statement on Form S-3 and to have the Registration Statement declared effective by the SEC as soon as practicable thereafter and otherwise comply with the terms of the Registration Rights Agreement.

                  7.19 Operation of the Surviving Corporation. From the Effective Time through December 31, 2009 (the "EARNOUT PERIOD"), Parent shall not take any action, or fail to take any action, the primary purpose of which is to prevent or reduce generation of Shipped Revenues sufficient to enable payment of the maximum Earnout Amount payable under this Agreement.


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
                  7.20 280G Shareholder Vote. Prior to the Effective Time, the Company will use commercially reasonable efforts to seek a stockholder vote on the right of any "disqualified individual" (as defined in Section 280G(c) of the Code) to receive or retain any and all payments that could be deemed "parachute payments" under Section 280G of the Code as a result of the merger, on the following terms and conditions interpreted in a manner which complies with
Section 280G of the Code and the regulations thereunder: (i) the Company will use commercially reasonable efforts to obtain from any such disqualified individual a waiver of the right to receive any payments contingent on the Merger solely to the extent required to comply Section 280G of the Code and the regulations thereunder if the requisite stockholder approval pursuant to Section 280G(b)(5) of the Code is not obtained, and (ii) the Company will use commercially reasonable efforts to solicit timely stockholder approval in form and substance and pursuant to such disclosure as will be sufficient to satisfy the shareholder approval requirements of Section 280G(b)(5) of the Code as interpreted under the regulations, including the requirement that the Merger not be contingent, or otherwise conditioned, on stockholder approval of the waived payments.

                                   ARTICLE VIII

                              CONDITIONS TO CLOSING

                  8.1 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent and Merger Sub in whole or in part to the extent permitted by applicable Law):

                  (a) the representations and warranties of the Company contained in Article V that are qualified as to materiality shall be true and correct in all respects and those that are not qualified as to materiality shall be true and correct in all material respects, in each case as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct in all respects on and as of such earlier date and those that are not qualified as to materiality shall be true and correct in all material respects on and as of such earlier date).

                  (b) the representations and warranties of the Company contained in Sections 5.2 and 5.4 (as adjusted for stock issuances arising from the exercise of options, warrants or rights disclosed in Schedule 5.4 of the Company Disclosure Letter) are true and correct in all respects as of the Closing;

                  (c) the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date, and Parent


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shall have received copies of such corporate resolutions and other documents evidencing the performance thereof as Parent may reasonably request;

                  (d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and there shall not be pending any Legal Proceeding seeking to restrain or prohibit the consummation of the Merger or seeking a material amount for damages in connection with the transactions contemplated hereby and which Legal Proceeding has a reasonable likelihood of success;

                  (e) the Key Employees and no less than 90% of the Company's employees listed on Schedule 8.1(e) shall continue to be employed by the Company on the Closing Date;

                  (f) Parent shall have received a certificate of the Company signed by the Chief Operating Officer or Chief Financial Officer of the Company, in form and substance reasonably satisfactory to Parent, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.1(a)-(e) have been satisfied in all respects;

                  (g) Parent shall have received a certification from the Company on behalf of the Company Stockholders, dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of the Company, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property interests, as defined in Section 897(c)(2) of the Code;

                  (h) the Stockholder Consents shall be in full force and effect and shall be valid and effective under Section 228 of the DGCL;

                  (i) Parent shall have received written resignations of each of the directors of the Company;

                  (j) the Escrow Agent and the Stockholder Representative shall have duly entered into, executed and delivered to the other party thereto the Escrow Agreement, substantially in the form of Exhibit A (with such changes as may be required by the Escrow Agent);

                  (k) Company Stockholders holding no more than ten percent (10%) of the Company Stock shall have exercised appraisal or similar rights under applicable Law with respect to its, her or his shares by virtue of the Merger;

                  (l) the Company shall have delivered to Parent the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2006 and audited statements of operations and cash flows of the Company and the Company Subsidiaries for the year ended December 31, 2006;


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                  (m) the Company shall have obtained all consents, waivers and approvals referred to on Schedule 5.3(b), each such consent, waiver and approval being in form and substance reasonably satisfactory to Parent and not requiring as a term thereof or condition thereto any adverse condition or requirement on the conduct of business by the Company, any of the Company Subsidiaries, Parent or any of its Subsidiaries, and the applicable waiting period under the HSR Act shall have expired or been terminated;

                  (n) each officer and director of the Company and the holders of 90% of the issued and outstanding shares of Preferred Stock immediately prior to the Effective Time shall have duly entered into, executed and delivered to Parent the release agreement, substantially in the form attached hereto as Exhibit E;

                  (o) the Non-Competition Agreement (the "NON-COMPETITION AGREEMENT"), substantially in the form attached hereto as Exhibit F, shall have been entered into by the Key Employees, and such agreements shall remain in full force and effect;

                  (p) (i) all Company Stock Options shall have been terminated and each holder of a Company Stock Option shall have either exercised such option or such option shall be cancelled and null and void under its terms or the terms of the plan pursuant to which it was granted, and (ii) the Company shall deliver the cancelled warrants pursuant to Section 3.1(j);

                  (q) the Company shall have delivered, or caused to be delivered, to Parent certificates of good standing as of a recent date with respect to the Company issued by the Secretary of State of the State of Delaware and for each state in which the Company is qualified to do business as a foreign corporation;

                  (r) the Parent Common Stock to be issued at the Effective Time shall have been authorized for listing on the NASDAQ Global Market upon official notice of issuance;

                  (s) Parent shall have received a certification from the Company, signed by a responsible corporate officer of the Company certifying that the Key Employees are employed by the Company as of the Closing Date; and

                  (t) (i) each "disqualified individual" referred to in Section 7.20, shall have waived the right to receive any payments contingent on the Merger to the extent required to comply Section 280G of the Code and the regulations thereunder if the requisite stockholder approval (as described in subsection 7.20(iii)) is not obtained, or (ii) the requisite stockholder approval with respect thereto shall have been obtained.

                  8.2 Conditions Precedent to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date,


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of each of the following conditions (any or all of which may be waived by the
Company in whole or in part to the extent permitted by applicable Law):

                  (a) the representations and warranties of Parent contained in
Article VI that are qualified as to materiality shall be true and correct in all respects and those that are not qualified as to materiality shall be true and correct in all material respects, in each case as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct in all respects on and as of such earlier date, and those that are not qualified as to materiality shall be true and correct in all material respects on and as of such earlier date);

                  (b) Parent shall have performed and complied in all respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent on or prior to the Closing Date;

                  (c) the Company shall have received a certificate signed by the Chief Executive Officer of Parent, in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.2(a)-(c) have been satisfied in all respects;

                  (d) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

                  (e) the applicable waiting period under the HSR Act shall have expired or been terminated;

                  (f) the Parent Common Stock to be issued at the Effective Time shall have been authorized for listing on the NASDAQ Global Market upon official notice of issuance; and

                  (g) the Registration Rights Agreement, substantially in the form attached hereto as Exhibit G shall have been duly entered into, executed and delivered by Parent and the stockholder signatories thereto.

                                    ARTICLE IX

                                 INDEMNIFICATION

                  9.1 Survival of Representations and Warranties.

                  (a) The representations and warranties of the Company contained in this Agreement shall survive the Closing until 5:00 p.m. Eastern time on the twelve (12) month anniversary of the Closing Date (the "EXPIRATION DATE"). Any claim for a Loss asserted in good faith on or prior to the Expiration Date which sets forth in a written notice in reasonable detail (based


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on the facts then available) the nature and estimated scope of such claim will be timely made for purposes hereof. Any claim for indemnification with respect to any of such matters, other than with respect to Section 5.12, that is not asserted by notice to the other party on or prior to the Expiration Date may not be pursued and is hereby irrevocably waived after such time.

                  (b) All covenants and agreements made by the parties to this Agreement which contemplate performance following the Closing Date shall survive the Closing Date in accordance with their terms. All covenants and agreements that contemplate performance prior to the Closing Date shall not survive the Closing Date; provided, however, that if any such covenant or agreement is breached on or prior to the Closing Date, the non-breaching party shall retain all rights and remedies hereunder with respect to such breach following the Closing Date.

                  9.2 Indemnification.

                  (a) Subject to the provisions of this Article IX, the Escrow Fund shall be available as the sole and exclusive remedy to indemnify, defend and hold harmless Parent, the Surviving Corporation, and their respective subsidiaries, directors, officers, employees, consultants, independent contractors, agents and representatives (the "PARENT INDEMNIFIED PARTIES") from and against any and all Losses (irrespective of whether or not such Losses arise out of or in connection with a third party claim) to the extent, but only to the extent, relating to, resulting from or arising out of:

                           (i) any breach of any of the representations and
                  warranties made by the Company in Article V of this Agreement;

                           (ii) any breach of any covenant or other agreement on
                  the part of the Company under this Agreement or any other Company Document,

                           (iii) any Tax Losses;

                           (iv) any penalties paid in cash or in-kind or
                  credited by the Company to T-Mobile in connection with Purchase Orders placed on the Company by T-Mobile under the T-Mobile Agreements prior to the date of this Agreement;

                           (v) any claims brought by any Company Stockholder or
                  other equity holder of the Company's capital stock in connection with the Merger and the other transactions contemplated in this Agreement; or

                           (vi) any Intellectual Property Payments

such foregoing Losses being referred to herein as "PARENT INDEMNIFIABLE LOSSES;" provided, however, that, (x) the Parent Indemnified Parties may not recover any amount for Parent Indemnifiable Losses arising from the inaccuracies of, or breaches of, the representations or warranties contained herein unless and until the aggregate amount of all Parent Indemnifiable Losses exceeds $100,000 (the


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"DEDUCTIBLE"), and only with respect to such amounts in excess of the
Deductible, provided, however, that the Deductible shall not apply with respect to any Tax Losses, and (y) the sole recourse for Parent Indemnifiable Losses for which the Parent Indemnified Parties shall be entitled to indemnification shall be to the Escrow Fund; provided further that the Parent Indemnified Parties may not recover Parent Indemnifiable Losses in excess of $20,000,000 in the aggregate; provided further, that the IP Escrow shall be the sole recourse to cover Losses incurred by Parent Indemnified Parties as a result of Intellectual Property Payments. For purposes of calculating Losses hereunder, after a breach or claim referred to in Section 9.2(a)(i), (ii) or (iv) has been established, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be ignored for such purposes. Notwithstanding any of other provision of this Agreement, no claim for Parent Indemnifiable Losses may be made after the Expiration Date.

                  9.3 Escrow Arrangements.

                  (a) Escrow Fund. The Escrow Amount shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses incurred or sustained by them and for which they are entitled to recovery under this Article IX.

                  (b) Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence as of the Closing and shall terminate at 5:00 p.m., Eastern time, on the Expiration Date (the "ESCROW PERIOD") and will be distributed to the Company Stockholders; provided, however, that the Escrow Period shall not terminate with respect to 100% of the amount of any unsatisfied claims specified in any Officer's Certificate delivered in good faith to the Escrow Agent prior to the Expiration Date with respect to facts and circumstances existing prior to the Expiration Date (each, an "UNRESOLVED CLAIM"). As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Exchange Agent, on behalf of the applicable Company Stockholders, the remaining portion of the Escrow Amount, if any, not required to satisfy such Unresolved Claims. For the purposes hereof, "OFFICER'S CERTIFICATE" shall mean a certificate signed by any officer of Parent and delivered to the Escrow Agent and the Stockholder Representative:
(1) stating that Parent has paid, incurred, sustained or accrued, or reasonably anticipates that it will have to pay, incur, sustain or accrue, Losses, (2) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, incurred, sustained or accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, and (3) identifying the amount of cash and/or the number of shares of Parent Common Stock to be delivered to Parent in compensation for such Losses. Notwithstanding any other provision of this Agreement, Parent Indemnifiable Losses do not include, and no Parent Indemnified Party may seek to recover indemnification or other relief for, consequential damages, lost profits or exemplary or punitive damages (unless such damages or loss profits are incurred by a Parent Indemnified Party as a result of a third party claim). The number of shares of Parent Common Stock to be delivered to Parent in compensation for any


                                       85
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Losses pursuant to this Section 9.3(b) shall be equal to the quotient of (x) the amount of compensation to be delivered for the Losses certified in an Officer's Certificate minus the amount of cash to be delivered for such Losses, divided by
(y) the then Average Parent Stock Price.

                  (c) Claims for Indemnification. Upon receipt by the Escrow Agent at any time on or before the Expiration Date of an Officer's Certificate, the Escrow Agent, subject to the provisions of Section 9.3(d), shall deliver to Parent, as promptly as practicable, an amount of cash, number of shares of Parent Common Stock or combination of the foregoing as determined by the Stockholder Representative, from the Escrow Fund equal to the amount of Losses set forth in such Officer's Certificate; provided, however, that to the extent an Officer's Certificate alleges only the basis for anticipated Losses, no amount shall be distributed until such Losses are actually paid, incurred or sustained. If the Stockholder Representative does not object in writing within the 30-day period set forth in Section 9.3(d) after delivery by Parent of the Officer's Certificate to the Stockholder Representative, such failure to so object shall constitute an irrevocable acknowledgment by the Stockholder Representative on behalf of the Company Stockholders that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer's Certificate; provided, however, that to the extent an Officer's Certificate alleges only the basis for anticipated Losses, no amount shall be distributed until such Losses are actually paid, incurred or sustained by a Parent Indemnified Party (notwithstanding the Stockholder Representative's failure to object in writing).

                  (d) Objections to Claims against the Escrow Fund. At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Stockholder Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any portion of the Escrow Amount pursuant to
Section 9.3(c) unless the Escrow Agent shall have received written authorization from the Stockholder Representative to make such delivery. After the expiration of such thirty (30)-day period, the Escrow Agent shall make payment pursuant to
Section 9.3(c), provided that no such payment may be made if the Stockholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30)-day period.

                  (e) Resolution of Conflicts; Arbitration.

                           (i) If the Stockholder Representative shall object in
                  writing to any claim or claims made in any Officer's Certificate to recover Losses from the Escrow Fund within thirty (30) days after delivery of such Officer's Certificate, then the Stockholder Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholder Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The


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                  Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

                           (ii) If no such agreement can be reached after good
                  faith negotiation and prior to sixty (60) days after delivery of an Officer's Certificate, either Parent or the Stockholder Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Stockholder Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Stockholder Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30)-day period, Parent and the Stockholder Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If one party but not the other fails to select an arbitrator during this fifteen (15)-day period, then the parties agree that the arbitration will be conducted by the one arbitrator selected by the party which has made such a selection.

                           (iii) Any such arbitration shall be held in San
                  Francisco, California, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or a majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer's Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within ten (10) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

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
                           (iv) Judgment upon any award rendered by the
                  arbitrator(s) may be entered in any court having jurisdiction. The foregoing arbitration provision shall apply to, and shall be the exclusive remedy for, any dispute between the Stockholder Representative and the Parent Indemnified Party under this Article IX, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article IX.

                  (f) Third-Party Claims.

                           (i) In the event Parent becomes aware of a
                  third-party claim which Parent reasonably believes may result in a demand against the Escrow Fund, Parent shall promptly thereafter notify the Stockholder Representative in writing of such claim. The Stockholder Representative shall have the right to elect to assume the defense of such claim unless (x) the Losses arising from such claim may reasonably be expected to exceed the Escrow Amount (with the shares of Parent Common Stock then held in escrow being valued, on a per share basis, at the then Average Parent Stock Price), (based solely on the damages alleged by the third party, if any damages are alleged) or (y) the claim seeks relief which would limit or otherwise adversely affect the conduct of business by the Surviving Corporation. Failure by the Stockholder Representative to notify Parent of its election to assume the defense of any such claim or litigation by a third party within twenty-five (25) days after notice thereof has been given to the Stockholder Representative shall be deemed a waiver by the Stockholder Representative of its right to assume the defense of such claim or litigation, and the Parent shall have the right to retain its own counsel, without prejudice to its right of indemnification under this Agreement. All claims for legal fees and expenses or other Losses against the Escrow Fund for which Parent is entitled to indemnification pursuant to this Section 9.3(f) shall be subject to, and shall be exclusively resolved through, the claims processing and dispute procedures set forth in this
                  Section 9.3.

                           (ii) The Stockholder Representative, if it is
                  entitled to and does assume the defense, shall retain counsel reasonably satisfactory to Parent to defend such claim and shall pay the fees and disbursements of such counsel with regard thereto. If the Stockholder Representative elects to assume the defense, the obligations under Article IX of this Agreement shall include taking all steps that the Stockholder Representative deems reasonably necessary in the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel); provided, however, that (x) the Stockholder Representative shall first consult with Parent regarding such settlement, (y) no settlement may be made by the Stockholder Representative without the consent in writing of Parent, which shall not be unreasonably withheld or delayed, unless such settlement (i) releases Parent from any liability in respect thereof, (ii) does not include any admission of culpability on the part of Parent and (iii) does not impose an injunction or other equitable relief upon Parent, the Surviving Corporation or the Company Subsidiaries or otherwise impose affirmative or negative covenants on Parent, the Surviving Corporation or the Company Subsidiaries and (z) the Stockholder Representative shall not enter into any settlement with respect to Taxes without Parent's consent, which shall not be unreasonably


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
                  withheld or delayed. If the Stockholder Representative elects to assume the defense, the Stockholder Representative shall permit Parent to participate in such defense or settlement through separate counsel chosen by Parent, with the fees and expenses of such separate counsel borne by Parent; provided, however, that in the event Parent shall conclude (upon the advice of counsel) that there may be legal defenses or rights available to it which are different from, in actual conflict with, or additional to those available to the Stockholder Representative, Parent shall be entitled to select separate counsel to act on its behalf and the Stockholder Representative shall instruct the Escrow Agent to pay the reasonable separate counsel fees and other reasonable expenses related thereto from the Escrow Fund. Any Losses caused by or arising out of any settlement or any Order respecting any third party claim shall be satisfied exclusively by a Parent claim against the Escrow Fund and Parent shall be solely responsible for any such amount in excess of the then available Escrow Fund. In the event that the Stockholder Representative has consented in writing to any settlement, the Company Stockholders shall have no power or authority to object under any provision of this Article IX to any claim for an amount less than or equal to the amount of such settlement by Parent against the Escrow Fund with respect to such settlement.

                           (iii) Parent, if Parent is entitled to and does
                  assume the defense, shall retain counsel reasonably satisfactory to the Stockholder Representative to defend such claim and shall pay the fees and disbursements of such counsel with regard thereto. If Parent elects to assume the defense, the obligations under Article IX of this Agreement shall include taking all steps Parent deems reasonably necessary in the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel) and holding the Stockholder Representative harmless from and against any and all Losses caused by or arising out of any settlement approved by the Parent or any judgment in connection with such claim or litigation; provided, however, that Parent shall first consult with the Stockholder Representative regarding such settlement. If Parent elects to assume the defense of such third-party claim or litigation, Parent shall permit the Stockholder Representative to participate in such defense or settlement through separate counsel chosen by the Stockholder Representative, with the fees and expenses of such separate counsel borne by such the Stockholder Representative; provided, however, that in the event the Stockholder Representative shall conclude (upon the advice of counsel) that there may be legal defenses or rights available to it which are different from, in actual conflict with, or additional to those available to Parent, the Stockholder Representative shall be entitled to select separate counsel to act on its behalf and the Stockholder Representative shall pay the reasonable separate counsel fees and other reasonable expenses related thereto and, such fees and expenses will be paid from the Escrow Fund.

                  (g) The failure of the indemnified party to give reasonably prompt notice of any indemnification claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the


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
extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

                  9.4 Exclusive Remedy. From and after the Effective Time, resort to indemnification pursuant to this Article IX and the Escrow Fund shall be the exclusive right and remedy of Parent Indemnified Parties for any Loss arising out of or related to any breach of, or dispute or claim relating to, this Agreement or to the transactions contemplated by this Agreement or any matter that is otherwise indemnifiable hereunder if the Merger contemplated hereby is consummated or that constitutes a claim or cause of action against any Company Stockholder. Except for claims for equitable relief and claims with respect to fraud solely against the Person or Persons committing or alleged to have committed such fraud, recovery from the Escrow Fund shall be the sole and exclusive remedy of the Parent Indemnified Parties for any breach of, or dispute or claim relating to, any provision of this Agreement or any matter that is otherwise indemnifiable hereunder if the Merger contemplated hereby is consummated or that constitutes a claim or cause of action against any Company Stockholder.

                  9.5 Tax Losses.

                  (a) For purposes of this Agreement, "TAX LOSSES" means any and all Losses attributable to Taxes (or the non-payment thereof) of the Company and the Company Subsidiaries for all Pre-Closing Tax Periods (including the portion of any Straddle Period attributable to the Pre-Closing Tax Period).

                  (b) For purposes of allocating income, gain, deductions and losses attributable to the period up to and including the Effective Time for a Straddle Period, (i) real, personal and intangible property Taxes shall be allocated on a per diem basis, (ii) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned ratably between such periods on a per diem basis and (iii) other Taxes (including income taxes and taxes in lieu of income taxes to the extent not governed by clause (ii)), shall be allocated based on a closing of the books as of the close of business on the Closing Date (including, without limitation, a closing of the books on the Closing Date for purposes of allocating income, gain, deductions and losses attributable to the Company).

                  9.6 Tax Treatment of Indemnity Payments. The Company and Parent agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Merger Consideration Payments for federal, state, local and foreign income tax purposes unless a contrary treatment is required under applicable Law.

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                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 Stockholder Representative.

                  (a) J. Taylor Crandall (the "STOCKHOLDER REPRESENTATIVE") is hereby appointed as the Stockholder Representative hereunder to give and receive notices and communications, to authorize payment to any Parent Indemnified Party from the Escrow Fund in satisfaction of claims and Losses by a Parent Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims or Losses, to receive payments on behalf of the Company Stockholders due and owing pursuant to this Agreement and acknowledge receipt thereof, to waive any breach or default of Parent or Merger Sub under this Agreement following the Effective Time, to calculate the Allocations Spreadsheet, to receive service of process on behalf of the Company Stockholders in connection with any claims under this Agreement or any related document or instrument, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement; provided, however, that such agency shall apply only to matters affecting all or most of the Company Stockholders and any matter that affects only an individual Company Stockholder shall be addressed by Parent and such Company Stockholder. Such agency may be changed by the Company Stockholders from time to time upon not less than ten (10) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a majority in interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Stockholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Company Stockholders.

                  (b) Except for intentional fraud, the Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative. Pursuant to the following sentence, and to the fullest extent permitted by applicable Law, the Company Stockholders shall be, severally based on such Company Stockholder's [Pro Rata Portion] of the Merger Consideration and not jointly, obligated to indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. At the time of distribution pursuant to Section 9.3(c) to the Company Stockholders of any proceeds remaining in the Escrow Fund, the Stockholder Representative shall be entitled to deduct and withhold from such income and gains included in such distribution to pay and


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
reimburse fees and expenses of third parties incurred or expected to be incurred in connection with its role as Stockholder Representative pursuant to this Agreement.

                  (c) The grant of authority provided for in this Section 10.1 is coupled with an interest and is being granted, in part, as an inducement to Parent and Merger Sub to enter into this Agreement and the Escrow Agreement, and
(i) shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of the Company or any Company Stockholder shall be binding on any successor thereto and (ii) shall survive the delivery of an assignment by any Company Stockholder of the whole or any fraction of his, her or its interest in the Escrow Fund.

                  (d) In connection with the performance of its obligations hereunder and under the Escrow Agreement, the Stockholder Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Company Stockholders (as contemplated by Section 10.1(b)), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Stockholder Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder. For purposes of enabling the Stockholder Representative to exercise his rights and discharge his obligations hereunder and only to such extent, including responding to any claim for indemnification or offset provided by Article IX, from the Effective Time until all Earnout Amounts have been paid (or are no longer payable) and any outstanding Parent Indemnifiable Losses have been satisfied, upon the reasonable request of the Stockholder Representative (upon reasonable advance notice and during normal working hours), Parent and the Surviving Corporation shall (i) afford to the officers, employees, accountants, counsel and other representatives of the Stockholder Representative reasonable access during normal working hours to the Surviving Corporation's and Parent's properties, books, contracts, records and information (including outside auditor work papers) relating to the business of the Surviving Corporation (whether on by the Surviving Corporation or another entity under Parent's control) and (ii) make available to, and cause to cooperate, all officers, accountants, counsel and other representatives or agents of such business. Notwithstanding the foregoing, neither the Surviving Corporation nor Parent shall be required to provide access to or disclose information in such a manner as would (A) jeopardize the attorney-client privilege of the entity in possession or control of such information or (B) contravene any Law or Order.

                  (e) In dealing with this Agreement, the Escrow Agreement and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representative hereunder or thereunder, (i) the Stockholder Representative and its agents, counsel, accountants and other representatives shall not assume any, and shall incur no, responsibility whatsoever (in each case, to the extent permitted by applicable Law) to the Company Stockholders, Parent or the Surviving Corporation by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement,


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the Escrow Agreement or any such other agreement, instrument or document other than with respect to intentional fraud of the Stockholder Representative, and
(ii) the Stockholder Representative shall be entitled to rely in good faith on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representative pursuant to such advice shall in no event subject the Stockholder Representative to liability to the Company Stockholders, Parent or the Surviving Corporation.

                  (f) All of the immunities and powers granted to the Stockholder Representative under this Agreement shall survive the Closing and/or any termination of this Agreement and the Escrow Agreement.

                  (g) A decision, act, consent or instruction of the Stockholder Representative, including an extension or waiver of this Agreement pursuant to
Article IV or Section 10.6, as applicable, shall constitute a decision of the Company Stockholders and shall be final, binding and conclusive upon the Company Stockholders; and the Escrow Agent, Parent and the Surviving Corporation may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Company Stockholders. The Escrow Agent, Parent and the Surviving Corporation are hereby relieved from any Liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

                  (h) The Stockholder Representative has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by the Stockholder Representative in connection with the consummation of the transactions contemplated by this Agreement (together with this Agreement, the "STOCKHOLDER REPRESENTATIVE DOCUMENTS"), and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the Stockholder Representative Documents by the Stockholder Representative, the performance of its respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all required action on the part of the Stockholder Representative. This Agreement has been, and each of the Stockholder Representative Documents will be at or prior to the Closing, duly and validly executed and delivered by the Stockholder Representative and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Stockholder Representative Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Stockholder Representative enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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
                  10.2 Specific Performance. The Company and Parent acknowledge and agree that the breach of this Agreement by the other party would cause irreparable damage to Parent or the Company, as the case may be, and that Parent or the Company, as the case may be, will not have an adequate remedy at law. Therefore, the obligations of the Company and the obligations of Parent under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

                  10.3 Submission to Jurisdiction; Consent to Service of
Process.

                  (a) Except for matters governed by Section 9.3(e), the parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

                  (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.7.

                  10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without reference to any conflict of law principle.

                  10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Sections 7.8 and
Article IX, are not intended to confer upon any Person other than the parties hereto any rights or remedies.

                  10.6 Amendment and Waivers. This Agreement may be amended, supplemented or changed by the parties hereto; provided, however, that there shall be made no amendment that by Law requires further approval by the Company Stockholders without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed


                                       94
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as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A termination of this Agreement pursuant to
Section 4.1 or an amendment or waiver of this Agreement shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

                  10.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

                  If to the Company, to

                  IPWireless, Inc.
                  1001 Bayhill Drive, Second Floor
                  San Bruno, CA  94066
                  Facsimile:  (650) 616-4017
                  Attention:  CFO and General Counsel

                  With a copy to:

                  Orrick, Herrington & Sutcliffe LLP
                  1000 Marsh Road
                  Menlo Park, CA  94025
                  Facsimile:  (650) 614-7401
                  Attention, John V. Bautista, Esq.

                  If to the Stockholder Representative, to:

                  J. Taylor Crandall
                  c/o Oak Hill Capital Partners
                  2775 Sand Hill Road, Suite 220
                  Menlo Park, CA 94025
                  Facsimile:  (650)234-0525

                  With a copy to:

                  Keystone, Inc.
                  201 Main Street, Suite 3100
                  Fort Worth, TX US 76102
                  Facsimile: (817)338-2067
                  Attention:  Kevin Levy

                  If to Parent or Merger Sub, to:

                  NextWave Wireless Inc.
                  75 Holly Hill Drive, Suite 200
                  Greenwich, CT  06830
                  Facsimile:  (203) 742-2560
                  Attention:  Frank A. Cassou, Esq.

                  With a copy to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, NY  10153
                  Facsimile:  (212) 310-8007
                  Attention:  Marita A. Makinen, Esq.

                  10.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                  10.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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                                       97
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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first written above.



                                 NEXTWAVE WIRELESS INC.

                                 By:
                                     ----------------------------------------
                                     Name:
                                     Title:


                                 IPW, LLC

                                 By:
                                     ----------------------------------------
                                     Name:
                                     Title:


                                 IPWIRELESS, INC.

                                 By:
                                     ----------------------------------------
                                     Name:
                                     Title:



                                 J. Taylor Crandall


                                 --------------------------------------------
                                 J. Taylor Crandall
                                 Stockholder Representative

                                TABLE OF CONTENTS

                                                                                                      PAGE
Article I         DEFINITIONS...........................................................................1

         1.1      Certain Definitions...................................................................1

Article II        THE MERGER...........................................................................21

         2.1      The Merger...........................................................................21

         2.2      Closing..............................................................................21

         2.3      Effective Time.......................................................................21

         2.4      Effects of the Merger................................................................22

         2.5      Certificate of Incorporation and By-laws.............................................22

         2.6      Directors............................................................................22

         2.7      Officers.............................................................................22

Article III       EFFECT OF THE MERGER ON THE SECURITIES OF THE COMPANY AND MERGER SUB.................22

         3.1      Effect on Capital Stock..............................................................22

         3.2      Allocations Spreadsheet..............................................................28

         3.3      Additional Consideration Spreadsheet.................................................28

         3.4      Earnout Consideration Spreadsheets...................................................29

         3.5      Exchange of Certificates.............................................................29

         3.6      Appraisal Rights.....................................................................32

         3.7      Working Capital Adjustment...........................................................33

Article IV        TERMINATION, AMENDMENT AND WAIVER....................................................37

         4.1      Termination of Agreement.............................................................37

         4.2      Effect of Termination................................................................38

Article V         REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................38

         5.1      Organization and Good Standing.......................................................38

         5.2      Authorization of Agreement...........................................................39

         5.3      Conflicts; Consents of Third Parties.................................................40

         5.4      Capitalization.......................................................................41

         5.5      Subsidiaries.........................................................................42

         5.6      Corporate Records....................................................................43


                                       i

                               TABLE OF CONTENTS
                                   (CONTINUED)
                                                                                                      PAGE

         5.7      Financial Statements.................................................................43

         5.8      No Undisclosed Liabilities...........................................................43

         5.9      Absence of Certain Developments......................................................44

         5.10     Taxes................................................................................45

         5.11     Property and Assets..................................................................51

         5.12     Technology and Intellectual Property.................................................51

         5.13     Insurance............................................................................56

         5.14     Material Contracts and Obligations...................................................56

         5.15     Compliance...........................................................................57

         5.16     Employee Benefits....................................................................57

         5.17     Labor and Employment Matters.........................................................60

         5.18     Litigation...........................................................................61

         5.19     Related Party Transactions...........................................................61

         5.20     Banks................................................................................62

         5.21     State Take Over Statutes.............................................................62

         5.22     Financial Advisors...................................................................62

         5.23     Environmental Matters................................................................62

         5.24     Receivables..........................................................................62

         5.25     Outstanding Obligations..............................................................63

         5.26     UTStarcom Agreement..................................................................63

         5.27     No Other Representations, Etc........................................................63

Article VI        REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..............................63

         6.1      Organization and Good Standing.......................................................64

         6.2      Authorization of Agreement...........................................................64

         6.3      Conflicts; Consents of Third Parties.................................................64

         6.4      Compliance with Laws.................................................................65

         6.5      Charter Documents; Capitalization....................................................65

         6.6      Merger Sub...........................................................................66

         6.7      Financial Statements.................................................................66



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                               TABLE OF CONTENTS
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                                                                                                      PAGE

         6.8      Litigation...........................................................................67

         6.9      Financial Advisors...................................................................67

         6.10     SEC Filings..........................................................................67

         6.11     S-3 Eligibility......................................................................67

         6.12     Absence of Certain Changes or Events.................................................67

         6.13     No Other Representations, Etc........................................................68

Article VII       COVENANTS............................................................................68

         7.1      Access to Information................................................................68

         7.2      Conduct of the Business Pending the Closing..........................................69

         7.3      Notice of Changes....................................................................72

         7.4      Fees and Expenses....................................................................72

         7.5      Commercially Reasonable Efforts; Regulatory Approvals................................73

         7.6      Transaction Related Litigation.......................................................73

         7.7      No Solicitation by the Company; Etc..................................................73

         7.8      Indemnification; Insurance...........................................................74

         7.9      Confidentiality......................................................................76

         7.10     Publicity............................................................................76

         7.11     Employee Matters.....................................................................76

         7.12     Employee Agreements..................................................................77

         7.13     Options..............................................................................77

         7.14     Board of Directors...................................................................77

         7.15     Tax Matters..........................................................................78

         7.16     Reservation and Listing of Parent Common Stock.......................................79

         7.17     Information Statement................................................................79

         7.18     Registration Statement...............................................................79

         7.19     Operation of the Surviving Corporation...............................................79

         7.20     280G Shareholder Vote................................................................80

Article VIII      CONDITIONS TO CLOSING................................................................80

         8.1      Conditions Precedent to Obligations of Parent and Merger Sub.........................80


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         8.2      Conditions Precedent to the Obligations of the Company...............................82

Article IX        INDEMNIFICATION......................................................................83

         9.1      Survival of Representations and Warranties...........................................83

         9.2      Indemnification......................................................................84

         9.3      Escrow Arrangements..................................................................85

         9.4      Exclusive Remedy.....................................................................90

         9.5      Tax Losses...........................................................................90

         9.6      Tax Treatment of Indemnity Payments..................................................90

Article X         MISCELLANEOUS........................................................................91

         10.1     Stockholder Representative...........................................................91

         10.2     Specific Performance.................................................................94

         10.3     Submission to Jurisdiction; Consent to Service of Process............................94

         10.4     Governing Law........................................................................94

         10.5     Entire Agreement; No Third-Party Beneficiaries.......................................94

         10.6     Amendment and Waivers................................................................94

         10.7     Notices..............................................................................95

         10.8     Severability.........................................................................96

         10.9     Assignment...........................................................................96

         10.10    Counterparts.........................................................................96


Exhibits

Exhibit A - Form of Escrow Agreement

Exhibit B - Form of Amended and Restated Certificate of Incorporation

Exhibit C - Form of Letter of Transmittal

Exhibit D - Form of IPWireless Stock Bonus Plan

Exhibit E - Form of Release Agreement

Exhibit F - Form of Non-Competition Agreement

Exhibit G - Form of Registration Rights Agreement

Exhibit H - Projected Working Capital


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SCHEDULES

Schedule Section       Description
----------------       -----------

Section 1.1            Key Employees
Section 5.3(b)         Company Conflicts; Consents of Third Parties
Section 5.4(a)         Capitalization
Section 5.5            Subsidiaries
Section 5.9(d)         Absence of Certain Developments
Section 5.10(c)        Taxes
Section 5.10(cc)       United Kingdom Corporate Tax
Section 5.11           Company property or Assets
Section 5.12(a)        Company Intellectual Property
Section 5.12(b)        Company Intellectual Property Agreements
Section 5.12(d)        Company Intellectual Property Payments
Section 5.12(f)        Company Intellectual Property Licenses
Section 5.12(g)        Company Intellectual Property Indemnification Obligations
Section 5.13           Insurance
Section 5.14           Material Contracts
Section 5.16(a)        Employee Benefit Plans
Section 5.16(d)        Post-Employment Benefits
Section 5.16(e)        Employee Benefit Payments
Section 5.16(f)(i)     Employee Benefit Payment Acceleration
Section 5.16(f)(ii)    Excess Parachute Payments
Section 5.16(g)        Foreign Plan
Section 5.17(f)(i)     Employee List
Section 5.17(f)(ii)    Consulting Agreements
Section 5.18           Litigation
Section 5.20           Banks
Section 5.22           Financial Advisors
Section 5.23           Environmental Matters
Section 5.24           Receivables
Section 6.3(b)         Parent Conflicts; Consents of Third Parties
Section 6.10           Parent SEC Filings
Section 7.1            Access to Information
Section 8.1(e)         Employee List






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